Exhibit 10.14
Execution Version
REVOLVING CREDIT AGREEMENT
among
TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP,
as Borrower
KEYBANK NATIONAL ASSOCIATION,
as Agent,
and
the Lenders named herein
$15,000,000 REVOLVING CREDIT LOAN
November 12, 2009

TABLE OF CONTENTS

1. BACKGROUND	1

1.1. Defined Terms	1

1.2. Borrower	1

1.3. Entities	1

1.4. Properties; Property Loans	1

1.4.1. Properties	1

1.4.2. Property Loans	1

1.5. Use of Loan Proceeds	2

2. LOAN PROVISIONS	2

2.1. Commitment	2
2.1.1. Loans	2
2.1.2. Notes	2
2.1.3. Voluntary Reduction or Termination of Commitments	2
2.1.4. Required Prepayment	2
2.1.5. Protective Advances	2

2.2. Term	3

2.3. Interest Rate and Payment Terms	3
2.3.1. Capital Events	3
2.3.2. Other Charges	3

2.4. Acceleration	3

2.5. Fees	4
2.5.1. Unused Commitment Fee	4
2.5.2. Commitment Fee	4

2.6. Reimbursement Obligations	4

2.7. Guidelines for Proposed Properties and Proposed Entities	4
2.7.1. Proposed Properties	4
2.7.2. Approval or Rejection of Proposed Properties; Acquisitions of Property and Entities without Loan Proceeds	7
2.7.2. Liens and Security Interests	8

2.8. Manner of Borrowing and Funding Loans	8

2.9. Number and Amount of LIBOR Loans; Limitation on Borrowing Amounts	9

2.10. General Payment Provisions	9

2.11. Repayment of Loans	9

2.12. Delinquent Lenders	10

3. SECURITY FOR THE OBLIGATIONS; LOAN AND SECURITY DOCUMENTS	10

3.1. Security	10
3.1.1. Borrower Pledge Agreement	10
3.1.2. Guaranty	10
3.1.3. REIT Pledge Agreement	10

3.2. Loan Documents and Security Documents	11

3.3. Borrower and Entity Consents	11

3.4. Release of Liens	11

3.5. Additional Assurances	11

4. CONTINUED AUTHORITY OF AUTHORIZED REPRESENTATIVES	11

5. AGENT’S CONSULTANTS	11

5.1. Right to Employ	11

5.2. Payment	12

5.3. No Liability	12

6. DISBURSEMENT OF LOANS	12

7. CONDITIONS PRECEDENT	12

7.1. Satisfactory Loan Documents	12

7.2. No Material Change	12

7.3. Warranties and Representations Accurate	12

7.4. Validity and Sufficiency of Security Documents	12

7.5. No Other Liens; Taxes and Municipal Charges Current	12

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7.6. Evidence of Perfection	13

7.7. No Takings	13

7.8. Hazardous Waste, Hazardous Materials and Toxic Substances	13

7.9. Organizational Documents and Entity Agreements	13

7.10. Votes, Consents and Authorizations	13

7.11. Legal and Other Opinions	13

7.12. Payment of Fees	13

7.13. No Default	13

7.14. Proposed Property Requirements	13

7.15. Additional Loan Advances	14
7.15.1. Request for Advance	14
7.15.2. Representations and Warranties	14
7.15.3. No Default or Event of Default	14
7.15.4. No Material Adverse Change	14
7.15.5. Additional Conditions	14
7.15.6. Proposed Property Requirements	14
7.15.7. Updated Exhibits; Pledge Agreement Addendum	14

8. WARRANTIES AND REPRESENTATIONS	15

8.1. Intentionally Deleted	15

8.2. No Violations	15

8.3. No Litigation	15

8.4. Business	15

8.5. Compliance With Legal Requirements	15

8.6. Required Licenses and Permits	15

8.7. Environmental Matters	15

8.8. Good Title and No Liens	16

8.9. Use of Proceeds	16

8.10. Entity Matters	16
8.10.1. Organization	16
8.10.2. Ownership and Taxpayer Identification Numbers	17

- iii -

8.10.3. Authorization	17

8.11. Valid and Binding	17

8.12. Deferred Compensation and ERISA	17

8.13. Conditions Satisfied	17

8.14. No Default	18

8.15. Tax Returns	18

8.16. No Broker or Finder	18

8.17. Condemnation/Casualty	18

8.18. Other Indebtedness	18

8.19. Solvency	18

8.1. Intentionally Deleted	18

8.21. Additional Representations and Warranties Regarding the Entities	19
8.21.1. Ownership Structure	19
8.21.2. Authorization of Agreement, Etc.	19
8.21.3. No Violations	19
8.21.4. Insurance	20
8.21.5. No Default	20

8.22. Absence of Defaults	20

8.23. Not a Regulated Entity, Absence of Defaults	20

8.24. Survival of Representations and Warranties, Etc.	20

9. COVENANTS	21

9.1. Notices	21
9.1.1. Default Notices	21
9.1.2. Litigation Notices	21
9.1.3. Capital Events	21

9.2. Financial Statements and Reports	21
9.2.1. Annual Statements	21
9.2.2. Periodic Statements	22
9.2.3. Equity Issuance Report	22
9.2.4. Data Requested	22
9.2.5. Tax Returns	22

9.3. Payment of Taxes and Other Obligations	22

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9.4. Conduct of Business; Compliance With Law	23

9.5. Insurance	23

9.6. Restrictions on Liens, Transfers and Additional Debt	24
9.6.1. Prohibited Transactions	24
9.6.2. Permitted Transactions	25
9.6.3. Permitted Transfers	26
9.6.4. Permitted Additional Debt	26
9.6.5. Additional Funds	27
9.6.6. Right to Accelerate Obligations	27
9.6.7. Agent’s Options	27

9.7. Limits on Guaranties and Distributions	28
9.7.1. Limits	28
9.7.2. Permitted Distributions	28

9.8. Restrictions on Investments	29

9.9. Indemnification Against Payment of Broker’s Fees	29

9.10. No Merger or Acquisition	29

9.11. Deposit of Proceeds; Other Bank Accounts	29

9.12. Place for Records; Inspection	29

9.13. Costs and Expenses	30

9.14. Compliance with Legal Requirements	30

9.15. Indemnification	30

9.16. Capital Event	31

9.17. No Further Pledge	31

9.18. Property Loan Documents	31

8.1. Intentionally Deleted	31

9.20. Financial Covenants	31

9.21. Distribution Account	32

9.22. Property Loans	32

9.23. Leases	32

9.24. Preservation of Existence	32

- v -

9.25. Maintenance of Property	32

9.26. New Equity Interests	32

9.27. Modification of Organizational Documents	33

9.28. Depository Accounts; Swap Contracts; Refinancing or New Facilities	33
9.28.1. Accounts of the Borrower, the REIT and TNP	33
9.28.2. Accounts of the Entities; Property Accounts	33
9.28.3. Swap Contracts	34
9.28.4. Refinancing or New Facilities	34

9.28. REIT Election	34

10. SPECIAL PROVISIONS	34

10.1. Right to Contest	34
10.1.1. Taxes and Claims by Third Parties	34
10.1.2. Legal Requirements	34

11. EVENTS OF DEFAULT	35

11.1. Default and Events of Default	35
11.1.1. Generally	35
11.1.2. Notes, Pledge Agreement and Other Loan Documents	35
11.1.3. Financial Status and Insolvency	35
11.1.4. Liens	36
11.1.5. Breach of Representation or Warranty	36
11.1.6. Injunctions	36
11.1.7. Swap Contract Termination	36
11.1.8. Intentionally Deleted	37

8.1. Intentionally Deleted	37
11.1.9. Cross Defaults	37

11.2. Grace Periods and Notice	37
11.2.1. No Notice or Grace Period	37
11.2.2. Nonpayment of Interest and Principal	37
11.2.3. Other Monetary Defaults	37
11.2.4. Nonmonetary Defaults Capable of Cure	37

11.3. Certain Agent Remedies	38
11.3.1. Accelerate Obligations	38
11.3.2. Pursue Remedies	38
11.3.3. Applicable Law	38
11.3.4. Appointment of Receiver	38
11.3.5. Performance of Agent	38
11.3.6. Cure of Property Loan Event of Default	39

11.4. Written Waivers	39

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11.5. Swap Contract Remedies	39

12. ADDITIONAL REMEDIES OF AGENT	39

12.1. Reimbursement	39

12.2. Power of Attorney	39

13. SECURITY INTEREST AND SETOFF	40

13.1. Security Interest and Setoff	40

13.2. Right to Freeze	40

14. CASUALTY AND TAKING	40

14.1. Casualty and Obligation to Repair	40

14.2. Taking	40

15. GENERAL PROVISIONS	40

15.1. Notices	40

15.2. Limitations on Assignment	42

15.3. Further Assurances	42

15.4. Parties Bound	42

15.5. Waivers, Extensions and Releases	42

15.6. Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial	42
15.6.1. Reasonable Relationship	42
15.6.2. Place of Delivery	42
15.6.3. Governing Law	43
15.6.4. Consent to Jurisdiction	43
15.6.5. Jury Trial Waiver	43

15.7. Survival	43

15.8. Cumulative Rights	44

15.9. Claims Against Agent and Lenders	44
15.9.1. Borrower Must Notify	44
15.9.2. Remedies	44
15.9.3. Limitations	44

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15.10. Obligations Absolute	44

15.11. Table of Contents, Titles and Headings	45

15.12. Counterparts	45

15.13. Satisfaction of Term Letter	45

15.14. Lender’s Right to Participate, Assign and Pledge	45

15.15. Time of the Essence	46

15.16. No Oral Change	46

15.17. Monthly Statements	46

15.18. Integration Clause	46

15.19 Confidentiality	46

16. THE AGENT AND THE LENDERS	47

16.1. Rights, Duties and Immunities of the Agent	47
16.1.1. Appointment of Agent	47
16.1.2. Administration of Loan by Agent	47
16.1.3. Delegation of Duties	48
16.1.4. Exculpatory Provisions	48
16.1.5. Reliance by Agent	48
16.1.6. Notice of Default	49
16.1.7. Lenders’ Credit Decisions	49
16.1.8. Agent’s Reimbursement and Indemnification	49
16.1.9. Agent in its Individual Capacity	50
16.1.10. Successor Agent	50
16.1.11. Duties in the Case of Enforcement	51

16.2. Respecting Loans and Payments	51
16.2.1. Procedures for Loans	51
16.2.2. Nature of Obligations of Lenders	52
16.2.3. Failure of a Lender to Fund	52
16.2.4. Payments to Agent	52
16.2.5. Distribution of Liquidation Proceeds	53
16.2.6. Adjustments	54
16.2.7. Setoff	54
16.2.8. Distribution by Agent	54
16.2.9. Delinquent Lender	54
16.2.10. Holders	55

16.3. Assignment and Participation	55
16.3.1. Conditions to Assignment by Lenders	55
16.3.2. Certain Representations and Warranties; Limitations; Covenants	56
16.3.3. Register	57

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16.3.4. New Notes	57
16.3.5. Participations	58
16.3.6. Disclosures	58
16.3.7. Miscellaneous Assignment Provisions	58
16.3.8. Assignment by Borrower	58
16.3.9. Non-U.S. Lenders	59

16.4. Administrative Matters	59
16.4.1. Amendment, Waiver, Consent, Etc.	59
16.4.2. Deemed Consent or Approval	60
16.4.3. Amendments to Swap Contracts	60

16.5. Patriot Act	60

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EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Entities
Exhibit C	-	Properties owned by Entities
Exhibit D	-	Authorized Representatives
Exhibit E	-	Environmental Reports
Exhibit F	-	Owners of Borrower
Exhibit G	-	Form of Assignment and Acceptance Agreement
Exhibit H	-	Quarterly Compliance Certificate
Exhibit I	-	Request for Advance
Exhibit J	-	Reportable Litigation
Exhibit K	-	Direction Letter
Schedule 8.12 - ERISA Matters

REVOLVING CREDIT AGREEMENT
     This REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of November, 2009, by and between TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP, a Delaware limited partnership, having an address at 1900 Main Street, Suite 700, Irvine, California 92614 (“Borrower”), the institutions from time to time who are a party hereto as “Lenders” (whether by execution of this Agreement or through an Assignment and Acceptance Agreement), and KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110 (“Key”), as Agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).
W I T N E S S E T H :
1. BACKGROUND
     1.1. Defined Terms . Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Loan Document, as referenced in Exhibit A.
     1.2. Borrower. Borrower is a limited partnership organized under the laws of the State of Delaware. REIT is the holder of 100% of the general partnership and either directly, indirectly or through an affiliate, 75% of the limited partnership interests in and to Borrower.
     1.3. Entities. From time to time in the future, Borrower may acquire direct or indirect Equity Interests in various Entities and additional interests in such Entities. In connection with each such acquisition, Borrower shall provide an update to Exhibit B, together with the agreements required under the Pledge Agreement.
     1.4. Properties; Property Loans.
          1.4.1 Properties. From time to time in the future, the Borrower and/or the Entities may acquire Properties. In connection with each such acquisition of a Property, Borrower shall provide an update to Exhibit C, said Exhibit shall also detail the Borrower’s reasonable estimated current fair market value of each Property, the outstanding principal amount of any Property Loan encumbering each such Property, and whether there are any pending sales or refinancings of each such Property. Additionally, Borrower shall update Exhibit E with respect to any Environmental Reports related to each Funded Property.
          1.4.2 Property Loans. From time to time in the future, the Borrower and/or an Entity may enter into loan documents and related agreements (the “Property Loan Documents”) evidencing or otherwise relating to loans and debt for borrowed money incurred by the Entities with respect to the applicable Properties (each, a “Property Loan”, and collectively, the “Property Loans”). In connection with each such Property Loan, the Borrower shall provide an update to Exhibit C.

     1.5. Use of Loan Proceeds. Borrower has applied to Agent for a revolving credit facility in the aggregate principal amount of Fifteen Million Dollars ($15,000,000), the proceeds of which are to be used solely by Borrower for working capital purposes, to pay costs and expenses incident to closing the transactions contemplated by this Agreement, costs incident to the improvement of Properties, investments in Entities, Properties and related real estate assets, costs involved in the ordinary course of Borrower’s business, and other general corporate purposes.
2. LOAN PROVISIONS
     2.1. Commitment .
     2.1.1. Loans . Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrower from time to time through the Maturity Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Borrowing if (a) such request for a Borrowing is in connection with a Proposed Property and/or a Proposed Entity that has not been approved by Agent pursuant to the provisions of Section 2.7 of this Agreement, or (b) the unpaid balance of Loans outstanding at such time (including the requested Borrowing) would exceed the Available Loan Amount, or (c) a Default or an Event of Default exists.
     2.1.2. Notes . The Loans made by each Lender and interest accruing thereon shall be evidenced by the Notes and/or the records of Agent and such Lender.
     2.1.3. Voluntary Reduction or Termination of Commitments .
               2.1.3.1. The Commitments shall terminate on the Maturity Date, unless sooner terminated in accordance with this Agreement. Upon prior written notice to Agent, Borrower may, at its option, terminate the Commitments and this credit facility. Any notice of termination given by Borrower shall be irrevocable. On the Maturity Date, Borrower shall make Full Payment of all Obligations.
               2.1.3.2. Borrower may permanently reduce the Commitments, on a Pro Rata basis for each Lender, upon at least ninety (90) days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000.
          2.1.4. Required Prepayment . If the aggregate Loans exceed the Available Loan Amount at any time, then the excess amount shall be payable by Borrower on demand by Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.
          2.1.5. Protective Advances . Agent shall be authorized, in its discretion, at any time that any conditions in Section 7 are not satisfied, and without regard to the aggregate Commitments, to make Loans (“Protective Advances”) (a) if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of

Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
     2.2. Term . The Loans shall be available for a term commencing on the date hereof and ending on the Maturity Date.
     2.3. Interest Rate and Payment Terms. The Loans shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Notes and as follows:
     2.3.1. Capital Events . In connection with any Capital Event (excluding any Equity Issuance by the REIT), Borrower shall (a) at least five (5) Business Days prior to the Capital Event send to Agent the following: (i) a description of the specific Capital Event and the asset involved, and (ii) a calculation of the anticipated Net Proceeds from such Capital Event, and (b) concurrently with the Capital Event, pay directly to Agent one hundred percent (100%) of the actual Net Proceeds, which amounts shall be applied to payments on the then outstanding amounts due and owing under the Notes.
     With respect to any Equity Issuance by the REIT, the REIT shall provide to Agent, the reports more particularly described in Section 9.2.3 of this Agreement. All such Net Proceeds shall be paid directly to Agent by the REIT and/or the Borrower and shall be applied to payments on the then outstanding amounts due and owing under the Notes. The parties acknowledge that prior to distribution to the REIT, the Net Proceeds of the Equity Issuances are held by the Escrow Agent pursuant to the Escrow Agreement. As of the date of this Agreement, the REIT has delivered the Direction Letter to the Escrow Agent, which Direction Letter authorizes and directs the Escrow Agent to disburse any and all Net Proceeds directly to the Agent upon the occurrence of an Event of Default hereunder. In the event that the Agent directs the Escrow Agent, pursuant to the Direction Letter, to disburse all Net Proceeds to Agent, then the Borrower, the REIT and the Entities shall comply with the terms and provisions thereof, and shall take such other actions, and execute any and all documents and agreements to further confirm the right of the Agent to receive direct disbursements of Net Proceeds from Equity Issuances occurring from time to time, and which Net Proceeds shall be deposited into an account with Key, and applied by the Agent to the payment of the Obligations, all in accordance with the provisions of Section 9.11 of this Agreement. In the event that the Net Proceeds exceed the total of all amounts due and owing under the Notes, then the Agent shall disburse such excess amounts to the Borrower.
     2.3.2. Other Charges . The Notes also provide, under certain circumstances more particularly described therein, for interest at a Default Rate, late charges and other rights and fees.
     2.4. Acceleration . Subject to the provisions set forth in Sections 11.3 and 16.1.11, the Obligations may be accelerated by Agent, at the request of, or with the consent of the Required Lenders as provided herein, following the occurrence and during the continuance of an Event of

Default. Upon such an acceleration, all principal, accrued interest and costs and expenses shall be due and payable together with interest on such principal at the Default Rate (from and after the date of notice to Borrower of such Event of Default).
     2.5. Fees .
     2.5.1. Unused Commitment Fee . Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee calculated as an amount equal to the product of (a) 0.50% per annum, multiplied by (b) the sum of (x) the average daily aggregate amount of the Commitments less (y) the average daily balance of Loans during the immediately proceeding calendar quarter. Such fee shall be payable in arrears, within two (2) Business Days of the last day of each December, March, June and September of each calendar year and on the Maturity Date.
     2.5.2. Commitment Fee . Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a commitment fee of $150,000, which shall be paid on the date of this Agreement, regardless of whether any Loans are funded on such date.
     2.6. Reimbursement Obligations . Borrower shall reimburse Agent for all Extraordinary Expenses. Borrower shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. Notwithstanding the foregoing, the Agent and the Lenders shall be responsible for the payment of any and all fees, costs and expenses associated with the syndication of the Loans.
     2.7. Approval of Proposed Properties and Proposed Entities .
          2.7.1. Proposed Properties. Subject to the provisions of Section 2.7.2 of this Agreement, Borrower shall have the right, from time to time, commencing on the date of this Agreement and continuing until the Maturity Date, to request Borrowings in connection with Borrower’s acquisition of (i) Equity Interests in various Proposed Entities which either own or are acquiring Proposed Properties (or interests in such Proposed Properties) or (ii) Proposed Properties (or interests in such Proposed Properties). As a condition to any request for a Borrowing, Agent shall have approved the Proposed Property and/or the Proposed Entity in accordance with the provisions of this Section 2.7. In order to request Agent’s approval of such Proposed Property and/or Proposed Entity, in its sole discretion, the Proposed Property shall satisfy the following criteria and the Borrower shall deliver to Agent the following items (collectively, the “Proposed Property Requirements”):
          (a) the Proposed Property shall be an existing, completed retail project located in the United States;

          (b) in the event that there is a Proposed Property Loan with respect to the Proposed Property, then the Property Loan Amount of such Proposed Property Loan shall be equal to or less than seventy percent (70%) of the Acquisition Cost of the Proposed Property; provided, however, that the Property Loan Amount of such Proposed Property Loan may exceed 70% (but shall, in any event, be less than 75%) of the Acquisition Cost of such Proposed Property, so long as, after giving effect to the acquisition of the Proposed Property, the product (when expressed as a ratio) of: (a) the total of all Acquisition Costs for any Property where the original principal amount of the Property Loan related to such Property is in excess of seventy percent (70%) of the Acquisition Cost of such Property, divided by (b) the total of the Acquisition Costs of all Properties, is equal to or less than thirty-five percent (35%).
          (c) the ratio of (i) Net Operating Income, to (ii) Debt Service on the Proposed Property Loan, is at least 1.35 to 1.00
          (d) title to the Proposed Property shall be held directly by Borrower or by a Proposed Entity in which Borrower holds one hundred percent (100%) of the Equity Interests;
          (e) Borrower shall deliver to Agent, structural engineering, soils and seismic reports (as applicable) with respect to such Proposed Property, in form satisfactory to the Agent, performed by an engineer satisfactory to the Agent;
          (f) Borrower shall deliver to Agent, a Phase I environmental assessment with respect to such Proposed Property and if reasonably requested by the Agent, a Phase II environmental assessment including (i) information regarding whether (i) the Proposed Property contains or is within or near any area designated as a hazardous waste site by any Governmental Authority, (B) the Proposed Property contains or has contained any Hazardous Material under any Legal Requirement pertaining to health or the environment and (C) the Proposed Property or any use or activity thereon violates or is or could be subject to any response, remediation, clean-up, or other obligation under any Environmental Legal Requirement including without limitation, a written report of an environmental assessment of such Proposed Property, made within thirty (30) days prior to the date of delivery of the Proposed Property Requirements, by an engineering firm, and of a scope and in form and content satisfactory to Agent, complying with Agent’s established guidelines, regarding evidence of any Hazardous Material which has been generated, treated, stored, released, or disposed of in such Proposed Property in violation of Environmental Legal Requirements, and such additional information as may be required by Agent and (ii) information regarding whether any circumstances in (i)(A), (B) or (C) are being remediated or cleaned-up or will be remediated or cleaned up and information relating to any financial arrangements relating thereto including, insurance policies, escrows or bond arrangements. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Agent;
          (g) Borrower shall deliver to Agent evidence that each the Proposed Property is a separate tax evidence that no mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Proposed Property has been filed for record in the county where such Proposed Property is located or in any other public record which by law provides notice of claims or encumbrances regarding such Proposed Property for which adequate provision for payment or bonding arrangements have not been made;
          (h) Borrower shall deliver to Agent evidence that all applicable zoning ordinances, restrictive covenants and other Legal Requirements affecting such Proposed Property do not prohibit the use for which such Proposed Property is intended and have been or will be complied with;
          (i) a general description of such Proposed Property’s location, market, and amenities;
          (j) a legal description of the Proposed Property sufficient for purposes of surveys and title searches;
          (k) purchase information (including any contracts of sale and closing statements);
          (l) an MAI appraisal of the Proposed Property (Agent shall have the right to request an appraisal (at Borrower’s expense) in connection with any Proposed Property);
          (m) evidence of insurance coverage as required pursuant to the Proposed Loan Documents, including, without limitation, earthquake insurance in amounts and in form and substance reasonably satisfactory to Agent in the event that Agent, in its sole discretion determines that the Proposed Property is located in an area with a high degree of seismic risk;
          (n) evidence of title insurance in the amount of the acquisition cost of such Property;
          (o) the organizational documents for such Proposed Entity;
          (p) the Proposed Loan Documents, together with the term sheet and/or summary of terms for such Proposed Property Loan;
          (q) a pro-forma calculation of the Leverage Ratio (as defined in the Guaranty) and the Debt Service Coverage Ratio (as defined in the Guaranty) of the REIT, evidencing continued compliance with the provisions of Section 15 of the Guaranty after giving effect to the Borrowing;
          (r) Borrower shall deliver to Agent evidence that (i) the Proposed Property is free of any material structural defects, (ii) there are no Hazardous Materials, violations of any Environmental Legal Requirement or any other environmental conditions at the Proposed Property that are not acceptable to Agent, in Agent’s sole discretion, and (iii) the Proposed Property satisfies all applicable seismic codes (or is otherwise properly insured against seismic risk to the satisfaction of the Agent);
          (s) a Request for Advance, including the certificates and schedules attached thereto;

          (t) an updated UCC lien search on Borrower and/or the applicable Entities confirming that the Equity Interests therein have not been previously pledged and are not subject to any Liens; and
          (u) such other information requested by Agent as is necessary in order for Agent to determine whether such Proposed Property and/or Proposed Entity shall be approved as a Property and/or an Entity.
     Borrower may request, from time to time, that Agent approve a Proposed Property and/or a Proposed Entity that does not satisfy the foregoing Proposed Property Requirements, the approval or rejection of which may be made by Agent in its sole discretion.
          2.7.2 Approval or Rejection of Proposed Properties; Acquisitions of Property and Entities without Loan Proceeds .
               2.7.2.1 Approval or Rejection. Upon receipt of the Proposed Property Requirements, Agent shall have the right to approve or reject, in its sole discretion, the Proposed Property and/or the Proposed Entity. The Agent agrees to use reasonable efforts to either approve or reject such Proposed Property and/or Proposed Entity within ten (10) days of Agent’s receipt of all Proposed Property Requirements, but in any event, Agent shall either approve or reject such Proposed Property and/or Proposed Entity within twenty (20) days of Agent’s receipt of all Proposed Property Requirements.
               2.7.2.2 Funded Property; Unfunded Property. In the event that the Agent approves the Proposed Property and/or Proposed Entity (as applicable), then the Lenders will, subject to the provisions of Article 2 of this Agreement, advance to the Borrower, the amount of the Borrowing requested by Borrower in the applicable Request for Advance and (x) such Proposed Entity shall be deemed an “Entity” for purposes of this Agreement and (y) upon the advance of such Loan hereunder, such Proposed Property shall be deemed a “Funded Property”. In the event that the Borrower acquires such Proposed Property and/or Equity Interests in said Proposed Entity but does not elect to receive a Loan hereunder with respect to the acquisition of such Proposed Property that has been approved by the Agent in accordance with this Section 2.7, then (x) such Proposed Entity shall be deemed an “Entity” for purposes of this Agreement and (y) such Proposed Property shall be deemed an “Unfunded Property” for purposes of this Agreement, and the Borrower shall (and shall cause each Entity to), execute and deliver to the Agent the documentation required by Section 9.26 of this Agreement and/or any of the provisions of the other Loan Documents.
               2.7.2.3 Rejected Property. In the event that the Agent rejects the Proposed Property and/or Proposed Entity, and if the Borrower proceeds with the acquisition of such Proposed Property or the Equity Interests in said Proposed Entity, then (x) such Proposed Entity shall be deemed an “Entity” for purposes of this Agreement and (y) such Proposed Property shall be deemed an “Additional Property” for purposes of this Agreement, and the Borrower shall (and shall cause each Entity to), execute and deliver to the Agent the documentation required by Section 9.26 of this Agreement and/or any of the provisions of the other Loan Documents. Notwithstanding the foregoing, and for purposes of clarification, the Lenders shall have no obligation to make any advances or Loans with respect to any Proposed Property and/or Proposed Entity rejected by the Agent.

               2.7.2.4 Additional Property. Additionally, the Borrower shall have the right, from time to time, to acquire real property interests (directly or indirectly) and/or Equity Interests in Entities without submitting Proposed Property Requirements or otherwise utilizing Loans under this Agreement, in which case, (x) each such Entity shall be deemed an “Entity” for purposes of this Agreement and (y) such real property owned directly or indirectly by such Entity shall be deemed an “Additional Property” for purposes of this Agreement, and Borrower shall (and shall cause each Entity to), execute and deliver to the Agent the documentation required by Section 9.26 of this Agreement and/or any of the provisions of the other Loan Documents.
          2.7.3 Liens and Security Interests . On the date of any Borrowing in connection with a Property, in order to secure the payment and performance of the Obligations of the Borrower under this Agreement, the Notes and the Loan Documents, Borrower shall grant or cause to be granted, to Agent for the benefit of the Lenders, a valid, enforceable and perfected first priority Lien in and with respect to, the Equity Interests of any and all applicable Entities acquiring the Property (or any interest in the Property), subject however, to the provisions in the Pledge Agreement regarding Excluded Rights, and Borrower shall execute and deliver, and cause to be executed and delivered by the REIT and the Entities (as applicable), to Agent for the benefit of Lenders a Pledge Agreement Addendum and such other documents, certificates and agreements requested by Agent.
     2.8. Manner of Borrowing and Funding Loans .
     2.8.1.1. Subject to the provisions of Section 2.7 of this Agreement, upon approval by the Agent of any Proposed Property and/or Proposed Entity, Borrower may request a Borrowing in connection with such approved Proposed Property and/or Proposed Entity. Additionally, subject to the provisions of Section 2.9 and Section 7 of this Agreement, the Borrower may request a Borrowing in connection for general corporate purposes from time to time (and without satisfaction of the conditions set forth in Section 2.7 of this Agreement). In order to request any such Borrowing, Borrower shall give Agent a Request for Advance. Such Request for Advance must be received by Agent no later than 11:00 a.m., Eastern Standard Time, at least one (1) Business Day prior to the requested funding date in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Request for Advance shall be irrevocable and shall specify (A) the amount of the Borrowing, and (B) the requested funding date (which must be a Business Day).
     2.8.1.2. Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses), shall be deemed to be a request for the continuance of the LIBOR Loan on the due date, in the amount of such Obligations, all in accordance with the terms of the Notes. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its affiliates.

     2.8.1.3. If Borrower establishes a controlled disbursement account with Agent or any affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for LIBOR Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.
     2.8.1.4. Borrower authorizes Agent and Lenders to extend or continue Loans, and transfer funds to or on behalf of Borrower based on telephonic or e-mailed instructions. Borrower shall confirm each such request by prompt delivery to Agent of a Request for Advance, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern, absent manifest error. Neither Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.
     2.9. Number and Amount of LIBOR Loans; Limitation on Borrowing Amounts .
     Subject to the provisions and limitations set forth in Section 2.1.1 of this Agreement, each Borrowing when made shall be in a minimum amount of $200,000 (unless a lesser amount is approved by the Agent); provided, however, that no individual Borrowing shall exceed $5,000,000 unless such request for a Borrowing in excess of said amount is in connection with the Borrower’s acquisition of more than one Proposed Property (which has been approved by Agent, in writing, in Agent’s sole discretion) or such amount in excess of $5,000,000 has been approved by Agent. Additionally, in connection with any requested Borrowing for general corporate purposes of the Borrower, in no event shall such individual Borrowing exceed $400,000.
     For purposes of clarification, advances by Agent for Protective Advances, Extraordinary Expenses and/or other advances made by the Agent for the preservation and/or protection of the Collateral or in connection with the enforcement of any rights and/or remedies of the Agent and the Lenders under this Agreement and the Loan Documents, may be made for amounts less than (or for amounts in excess of), the minimum Borrowing amount set forth in this Section 2.9.
     2.10. General Payment Provisions . All payments of the Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds.
     2.11. Repayment of Loans . The Obligations shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder. Borrower may, without premium or penalty, upon three (3) Business Days’ prior written notice to Agent, prepay the principal of the Obligations then outstanding, in whole or in part, at any time or from time to time. Notwithstanding any provision to the contrary in this Section 2.11 if at any time Borrower desires to prepay a loan which bears interest at the Base Rate (as defined in the Notes), Borrower shall only be required to provide written notice thereof to Agent of such prepayment one (1)

Business Day in advance of such payment. Any prepayment not received by 2:00 p.m. (Eastern Standard Time) on a Business Day shall be deemed to have been paid on the next succeeding Business Day. All prepayments of LIBOR Loans must be made on a LIBOR Banking Day.
     2.12. Delinquent Lenders . In connection with any Borrowing, in the event that (a) a Delinquent Lender fails to fund its Pro Rata share of any requested Borrowing and (b) one or more non-Delinquent Lenders do not elect to acquire the Delinquent Lender’s right to fund such Loan, such that the Lenders advance less than the full amount requested by Borrower in such Request for Advance (to the extent such full amount requested by Borrower has been approved by the Agent) (the Pro Rata share of the Delinquent Lender which is not advanced is referred to herein, as the “Shortfall Amount”), then the Borrower shall have the right to deduct, from the Net Proceeds otherwise deliverable to the Agent pursuant to Section 2.3.1 of this Agreement, an amount equal to the Shortfall Amount. Upon the occurrence of any Event of Default under this Agreement, and notwithstanding whether the Borrower has deducted the full Shortfall Amount from the Net Proceeds as of such date, the Borrower’s right to deduct such Shortfall Amount from the Net Proceeds shall automatically terminate (without any further act by Agent or notice to Borrower required) and the Borrower shall immediately deposit any and all Net Proceeds with the Agent and otherwise comply with the provisions of Section 9.11 of this Agreement.
3. SECURITY FOR THE OBLIGATIONS; LOAN AND SECURITY DOCUMENTS
     3.1. Security . The Obligations together with interest thereon, amounts payable to Key or its affiliates pursuant to any Swap Contracts, if any, and all other charges and amounts payable by, and all other obligations of, Borrower to Agent and Lenders, whenever incurred, direct or indirect, absolute or contingent under this Agreement or the other Loan Documents shall be secured by the following “Security” which Borrower agrees to provide and maintain:
     3.1.1. Borrower Pledge Agreement . A first priority Pledge and Security Agreement of even date herewith (as amended from time to time, the “Borrower Pledge Agreement”) granted to Agent, for the benefit of the Lenders, by Borrower of the “Collateral” (as such term is defined in the Borrower Pledge Agreement) (the “Borrower Collateral”). Borrower recognizes that, although the “Excluded Rights” (as defined in the Borrower Pledge Agreement) may include cash and other proceeds that are not included in the Borrower Collateral, such proceeds are required to be paid to Agent and Lenders pursuant to Sections 2.3.1 and 9.16 of this Agreement and as provided in the Notes.
     3.1.2. Guaranty . A Guaranty Agreement of even date herewith (as amended from time to time, the “Guaranty”) granted to Agent, for the benefit of the Lenders, by Guarantors.
     3.1.3. REIT Pledge Agreement . A first priority Pledge and Security Agreement of even date herewith (as amended from time to time, the “REIT Pledge Agreement”, and collectively with the Borrower Pledge Agreement, the “Pledge Agreement”) granted to Agent, for the benefit of the Lenders, by the REIT of the “Collateral” (as such term is defined in the REIT Pledge Agreement) (the “REIT Collateral”, and together with the Borrower Collateral, the “Collateral”). REIT recognizes that, although the “Excluded Rights” (as defined in the REIT Pledge

Agreement) may include cash and other proceeds that are not included in the REIT Collateral, such proceeds are required to be paid to Agent and Lenders pursuant to Sections 2.3.1 and 9.16 of this Agreement and as provided in the Notes.
     3.2. Loan Documents and Security Documents . The Loans shall be made, evidenced, administered and governed by all of the terms, conditions and provisions of the “Loan Documents”, each as the same may be hereafter modified or amended, consisting of: (i) this Agreement; (ii) one or more Promissory Notes in the original aggregate principal amount of up to Fifteen Million Dollars ($15,000,000) and payable to the order of the Lenders, as the same may be amended, replaced or substituted from time to time (collectively, the “Notes” and each individually a “Note”); (iii) the Pledge Agreement; (iv) the Guaranty; (v) related UCC financing statements; and (vi) any other documents, instruments, or agreements now or hereafter executed to further evidence or secure the Loan. The Pledge Agreement, the Guaranty and the UCC financing statements are sometimes collectively referred to as the “Security Documents”.
     3.3. Borrower and Entity Consents . Agent and Lenders shall also require consents and acknowledgements from Borrower and each Entity relating to the respective Pledge Agreement (“Entity Consents”).
     3.4. Release of Liens. Upon the written request of Borrower, and so long as no Default or Event of Default exists, or would result after giving effect thereto, the Agent shall release a Property and/or the Equity Interests in an Entity from the Lien of the Security Documents. Any such requested release shall constitute a Capital Event and Borrower shall comply with the provisions of Section 2.3.1 of this Agreement.
     3.5. Additional Assurances. Borrower and Guarantors shall (and shall cause any Entity to) deliver such mortgages, security agreements, financing statements, assignments, pledges, Pledge Agreement Addendums, Entity Consents and other collateral documents (all of which shall be deemed part of the Security Documents for purposes of this Agreement), in form and substance reasonably satisfactory to Agent, as Agent for the benefit of the Lenders may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of Agent for the benefit of the Lenders, the Liens in any of the collateral or other Equity Interests or any other Collateral related thereto.
4. CONTINUED AUTHORITY OF AUTHORIZED REPRESENTATIVES . Agent is authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Obligations and the Loan Documents. Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such notice. The present Authorized Representatives are listed on Exhibit D.
5. AGENT’S CONSULTANTS
     5.1. Right to Employ . Agent shall have the right to employ its own personnel, or engage one or more outside attorneys to act as an advisor to Agent in connection with the Loans (each of which shall be an “Agent’s Consultant” or a “Consultant”).

     5.2. Payment . The reasonable costs and fees of Agent’s Consultants incurred by Agent shall be paid by Borrower within thirty (30) days after billing therefor and receipt of supporting documentation and, if not so paid within thirty (30) days, may be paid directly by Agent by a charge against any account of Borrower maintained with Key.
     5.3. No Liability . Agent shall not have liability to Borrower, the Entities, the Guarantors or any third party, on account of: (i) services performed by Agent’s Consultants; or (ii) any failure or neglect by Agent’s Consultants to properly perform services, except, however, for the gross negligence or willful misconduct by such Consultant in the performance of such Consultant’s services. Neither Agent nor Agent’s Consultants shall have any obligation regarding proper performance of work related to the Properties. Borrower shall have no rights under or relating to any agreement, report, or similar document prepared by any Agent’s Consultant for Agent.
6. DISBURSEMENT OF LOANS . Lenders shall, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make disbursement of the Loan proceeds pursuant to the Notes and Section 2.1.
7. CONDITIONS PRECEDENT . It shall be a condition precedent of Agent’s and each Lender’s obligation to close and fund the initial Borrowing that each of the conditions precedent set forth in Section 7.1 through 7.14 be satisfied in full and a condition precedent of Agent’s and each Lender’s obligation to thereafter fund any Loan that each of the conditions precedent set forth in Section 7.15 be satisfied in full (each as determined by Agent in its reasonable discretion which reasonable discretion shall be exercised in good faith having due regard for the advice of Agent’s Consultants) at the time of funding and immediately thereafter, unless specifically waived in writing by Agent:
     7.1. Satisfactory Loan Documents . Each of the Loan Documents and Security Documents shall be satisfactory in form, content and manner of execution and delivery to Agent and its counsel.
     7.2. No Material Change . No material adverse change shall have occurred in the financial condition, business, affairs, operations or control of Borrower or any Guarantor since the date of its financial statements most recently delivered to Agent.
     7.3. Warranties and Representations Accurate . All warranties and representations made by or on behalf of any of Borrower or any Guarantor to Agent shall be true, accurate and complete in all material respects.
     7.4. Validity and Sufficiency of Security Documents . The Security Documents shall, upon filing of the related UCC financing statements, create a valid and perfected lien on the Collateral.
     7.5. No Other Liens; Taxes and Municipal Charges Current . The Collateral shall not be subject to any Liens or encumbrances, whether inferior or superior to the Loan Documents or the Security Documents except for Liens or encumbrances which constitute Permitted Transfers. The Funded Properties shall not be subject to any liens or encumbrances other than Permitted Transfers and other than: (i) real estate taxes and personal property taxes not yet due and payable; and (ii) Permitted Title Exceptions, if any. All real estate taxes, personal property taxes and other municipal charges relating to the Funded Properties and the Collateral shall be current.
     7.6. Evidence of Perfection . Agent shall have received such evidence of the perfection of its security interests created pursuant to the Security Documents as Agent and its counsel may reasonably require.
     7.7. No Takings . No Funded Property nor any material portion thereof shall have been taken by eminent domain nor shall there be any threat of such a taking to the extent that such matter could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated.
     7.8. Hazardous Waste, Hazardous Materials and Toxic Substances . If requested by Agent, Agent shall have received, copies of any existing reports relating to environmental matters associated with the Funded Properties, addressing the existence of any Hazardous Materials at, or which may affect, the Funded Properties and the Funded Properties’ compliance with Environmental Legal Requirements.
     7.9. Organizational Documents and Entity Agreements . Agent shall have received and reasonably approved the organizational documents of Borrower, Guarantors and, to the extent requested by Agent, organization documents of each of the Entities.
     7.10. Votes, Consents and Authorizations . Agent shall have received and reasonably approved certified copies of all entity votes, consents and authorizations as may be reasonably required to evidence authority for: (i) closing the transactions contemplated hereby; (ii) providing continuing authorization to designated persons to deal in all respects on behalf of Borrower and Guarantors; and (iii) the execution of all Loan Documents.
     7.11. Legal and Other Opinions . Agent shall have received and reasonably approved legal opinion letters from Gregory Kaplan, PLC, or other counsel representing Borrower and Guarantors which are reasonably satisfactory to Agent.
     7.12. Payment of Fees . Agent shall have received all fees required pursuant to this Agreement to the extent due and payable at Closing.
     7.13. No Default . There shall not be any Default under any of the Loan Documents or any default under the Property Loan Documents beyond any applicable grace periods to the extent that such default under the Property Loan Documents could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated.
     7.14. Proposed Property Requirements . If the initial Borrowing is in connection with the approval of a Proposed Property and/or a Proposed Entity then Agent shall have received and approved (or otherwise waived) the Proposed Property Requirements, all in accordance with the provisions of said Section 2.7 of this Agreement.
     7.15. Additional Loan Advances . Neither Agent nor any Lender shall be obligated to advance any additional Loans pursuant to Section 2.1 of this Agreement or otherwise unless the following conditions precedent are satisfied in full (as determined by Agent in its reasonable discretion which reasonable discretion shall be exercised in good faith having due regard for the advice of Agent’s Consultants) as of the date of the making of such Loan, unless specifically waived in writing by Agent.
     7.15.1. Request for Advance . Borrower has delivered to Agent a Request for Advance as required by Section 2.7 and 2.9 of this Agreement.
     7.15.2. Representations and Warranties . All warranties and representations made by or on behalf of any of Borrower or any Guarantor to Agent shall be true, accurate and complete in all material respects.
     7.15.3. No Default or Event of Default . No Default or Event of Default shall exist at the time of such Borrowing or result from such Borrowing.
     7.15.4. No Material Adverse Change . No material adverse change shall have occurred with respect to the Borrower or any Guarantor since the date of the previous Borrowing.
     7.15.5. Additional Conditions . The conditions set forth in Sections 7.4, 7.5, 7.6, 7.7, and 7.8 shall be (or otherwise remain) satisfied at the time of the additional advance.
     7.15.6. Proposed Property Requirements . If such Borrowing is in connection with the approval of any Proposed Property and/or Proposed Entity, then Agent shall have received and approved the Proposed Property Requirements in accordance with the provisions of Section 2.7 of this Agreement. Additionally, and without limitation or derogation of the foregoing, Agent shall have reviewed and approved the organizational documents (including any certified formation, good standing and/or tax good standing documents) and applicable authorization documents of the applicable Proposed Entity.
     7.15.7. Updated Exhibits; Pledge Agreement Addendum . If such Borrowing is in connection with the approval of any Proposed Property and/or Proposed Entity, then Agent shall have received any and all applicable updates to Exhibit B and/or Exhibit C to this Agreement, together with a Pledge Agreement Addendum (and any other documents required under the Pledge Agreement) and the Entity Consents (all to the extent applicable), together with evidence of the perfection of Agent’s Liens created pursuant to the Security Documents.
     Each Request for Advance shall constitute a certification by Borrower that the foregoing conditions are and shall be true and correct as of the date of the funding of any Loan. Agent will not require additional opinions with respect to additional advances under this Agreement.

8. WARRANTIES AND REPRESENTATIONS . Borrower warrants and represents to Agent and Lenders for the express purpose of inducing Agent and Lenders to enter into this Agreement, to make the Loans, and to otherwise complete all of the transactions contemplated hereby, as follows:
     8.1. The text of this Section has been intentionally deleted , however, the Section number remains for formatting purposes.
     8.2. No Violations . The consummation of the transactions contemplated by this Agreement and the subsequent payment and performance of the Obligations evidenced and secured by the Loan Documents do not and shall not constitute a violation of (a) to Borrower’s knowledge, any law, order, or regulation, or (b) any contract, agreement or organizational document to which Borrower or any Guarantor is a party or by which Borrower, any Guarantor or the Funded Properties may be bound to the extent that such violation could reasonably be expected to materially impair the ability of Borrower or Guarantors to pay and perform their obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated.
     8.3. No Litigation . There is no material litigation now pending, or to the best of Borrower’s knowledge threatened, against Borrower, any Guarantor or any Entity directly or indirectly owning a Funded Property which if adversely decided could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents.
     8.4. Business . The Borrower is engaged in the business of acquiring, owning, and managing net leased and retail properties and/or acquiring Equity Interests in Persons engaged in the foregoing, together with other business activities incidental thereto.
     8.5. Compliance With Legal Requirements . To the best of Borrower’s knowledge, the Funded Properties comply, and shall continue to comply, in all material respects, with, all material Legal Requirements and any and all covenants, conditions, restrictions or other matters which materially affect the Funded Properties to the extent that such matter could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated.
     8.6. Required Licenses and Permits . To the best of Borrower’s knowledge, all Licenses and Permits which are reasonably required in order to operate the Funded Properties in the usual course of business have been duly and properly obtained, and will remain in full force and effect, and have been complied with, in all material respects to the extent that such failure to comply with same could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated.
     8.7. Environmental Matters . Except as described in the Environmental Reports, (a) to the best of Borrower’s knowledge, no Hazardous Materials have been or are located on any of the Funded Properties and (b) to the best of Borrower’s knowledge, no Entity has received any notice from any Governmental Authority, which has not been properly addressed and for which such Entity does not have sufficient insurance or cash collateral pledged to cover such violation, that any of the Funded Properties violates any Environmental Legal Requirements, in each case to the extent that such violation could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could be reasonably expected to cause the financial covenants in Section 9.20 to be violated.
     8.8. Good Title and No Liens . Exhibit C is a complete and correct listing of all of the Properties owned or leased by the Borrower, the REIT and each Entity. Borrower, the REIT and each Entity is the lawful owner of its respective Properties. The Funded Properties are free and clear of all Liens of any nature whatsoever, except for the matters, if any, which are listed as Permitted Title Exceptions, the Property Loan Documents, leases in effect with respect to the applicable Funded Property, and obligations to third parties being contested in accordance with the provisions of Section 10 of this Agreement. The current amount of the debt outstanding and committed to be advanced under the Property Loan Documents for the Properties is listed on Exhibit C attached hereto.
     8.9. Use of Proceeds . The proceeds of the Loans shall be used solely and exclusively for the purposes set forth in Section 1.5 above. No portion of the proceeds of the Loans shall be used by Borrower directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry any margin stock, or to extend credit to others for the purpose thereof, or to repay or refund indebtedness previously incurred for such purpose, or (ii) for any purpose which would violate or is inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations T, U and X thereof.
     8.10. Entity Matters .
     8.10.1. Organization . (a) Borrower is a duly formed and validly existing limited partnership under the laws of the State of Delaware. Borrower is duly qualified in each jurisdiction where the nature of its business is such that qualification is required and has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement to the extent that failure to do so could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants under Section 9.20 to be violated or which could reasonably be expected to cause an Event of Default hereunder.
     (b) Each Guarantor (that is an entity) and Entity is a corporation, partnership, limited liability company or other legal entity duly formed and validly existing under the laws of the state of its incorporation, organization or formation. Each Guarantor (that is an entity) and Entity is duly qualified in each jurisdiction where the nature of its business is such that qualification is required and has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement to the extent that failure to do so could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants under Section 9.20 to be violated or which could reasonably be expected to cause an Event of Default hereunder.
     8.10.2. Ownership and Taxpayer Identification Numbers . A description of the Equity Interests in Borrower is listed in Exhibit F and no additional Equity Interests, or rights or instruments convertible into such Equity Interests, shall be issued, nor shall any ownership change, except for Permitted Transfers. The organizational number and taxpayer identification number of Borrower are accurately stated in Exhibit F.
     8.10.3. Authorization . Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit evidenced or contemplated by the Loan Documents. Each Obligor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated thereby. The Loan Documents to which any Obligor is a party have been duly executed and delivered by the duly authorized officers of such Obligor and each is a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
     8.11. Valid and Binding . Each of the Loan Documents constitute legal, valid and binding obligations of Borrower and Guarantors in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.
     8.12. Deferred Compensation and ERISA . Except as set forth in Schedule 8.12, neither Borrower, any Guarantor nor any Entity has any pension, profit sharing, stock option, insurance or other arrangement or plan for employees covered by Title IV of the Employment Retirement Security Act of 1974, as now or hereafter amended (“ERISA”) except as may be designated to Agent in writing by Borrower from time to time (“ERISA Plan”) and no notice of a “Reportable Event” as defined in Section 4043(b) of ERISA has occurred and is now continuing with respect to any such ERISA Plan which event would both materially impair the ability of Borrower to perform its obligations under the Loan Documents and for which the thirty (30) day notice period provided in such Section 4043(b) has not been waived. The granting of the Loans, the performance by Borrower of its obligations under the Loan Documents and Borrower’s conducting of its operations do not and will not violate any provisions of ERISA related to Borrower, any Guarantor or any Entity.
     8.13. Conditions Satisfied . Assuming that Agent and Agent’s Consultants have approved all matters requiring their approval, all of the conditions precedent to closing and funding the initial Borrowing set forth in Section 7 have been satisfied, waived or extended.

     8.14. No Default . No Default or Event of Default exists under any of the Loan Documents.
     8.15. Tax Returns . Borrower, Guarantors and each Entity have filed all required federal, state and local tax returns and has paid all Taxes due and payable pursuant to such returns or any assessments against it.
     8.16. No Broker or Finder . Neither Borrower, nor anyone on behalf of Borrower, has dealt with any broker, finder or other Person who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by Agent or any Lender in connection with the transactions contemplated by this Agreement, other than Grubb & Ellis (the “Broker”). The Borrower shall be solely responsible for all brokerage commissions, finder’s fees or other compensation payable to the Broker in connection with the transactions contemplated by this Agreement and the Loan Documents. Borrower agrees to indemnify and hold harmless the Agent and the Lenders, including their respective successors and assigns, against and from all claims, losses, liabilities and expenses including reasonable attorneys’ fees, arising out of any claim by the Broker and/or any other brokers, consultants, finders or like agents which are based upon alleged dealings with the Borrower. Agent and each Lender acknowledges that it has not dealt with any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by Agent or such Lender in connection with the transactions contemplated by this Agreement.
     8.17. Condemnation/Casualty . There is no material unrepaired or unrestored damage or destruction, whether by fire or otherwise, to any of the real or tangible personal property comprising or intended to comprise the Funded Properties that could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated. There are no condemnation proceedings or the like pending or, to the Borrower’s best knowledge, threatened in writing against any of the Funded Properties or any portion thereof to the extent that such matter could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated.
     8.18. Other Indebtedness . Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or the like other than such indebtedness arising under the Loan Documents or Permitted Additional Debt.
     8.19. Solvency . As of both the date hereof and as a result of the making of the Loans contemplated hereby, Borrower (a) is not insolvent, and will not be rendered insolvent; (b) will not be left with unreasonably small capital for the operation of its business; (c) does not believe it will incur debts beyond its ability to pay such debts as they become due; and (d) is not and will not be rendered insolvent under any applicable state laws.
     8.20. The text of this Section has been intentionally deleted , however, the Section number remains for formatting purposes

     8.21. Additional Representations and Warranties Regarding the Entities .
     8.21.1. Ownership Structure. Exhibit B is a complete and correct list of all Entities, and such Exhibit B sets forth for each such Entity, (a) the jurisdiction of organization of such Entity, (b) each Person holding any Equity Interests in such Entity, (c) the nature of the Equity Interests held by each such Person, and (d) the percentage of ownership of such Entity represented by such Equity Interests. Except as disclosed in such Exhibit B, (x) each of the Borrower, the REIT and/or the Entities (as applicable) owns, free and clear of all Liens (except for Liens permitted by the applicable Pledge Agreement), and has the unencumbered right to vote, all outstanding Equity Interests in each Entity shown to be held by it on such Exhibit, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) except as permitted by Agent, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Entity.
     8.21.2. Authorization of Agreement, Etc. With respect to each Entity which directly or indirectly owns a Funded Property; (a) each such Entity has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit evidenced or contemplated by the Property Loan Documents; (b) each such Entity has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Property Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated thereby; (c) the Property Loan Documents to which such Entity is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
     8.21.3. No Violations. The execution and delivery of the Property Loan Documents by the applicable Entity with respect to any Funded Property, and the consummation and repayment of the Property Loans and other transactions evidenced and secured by the Property Loan Documents do not and shall not constitute a violation of (a) to Borrower’s knowledge, any law, order, or regulation, or (b) any contract, agreement or organizational document to which such Entity is a party or by which such Entity or the Funded Properties may be bound to the extent that such violation could reasonably be expected to materially impair the ability of such Entity to pay and perform its obligations under the Property Loan Documents.

     8.21.4. Insurance. The Entities owning Funded Properties have in full force and effect insurance policies that are reasonably prudent and customary for the types of properties in question, and no notices of default which remain uncured have been received under the Property Loan Documents with respect to insurance coverage.
     8.21.5. No Default. No default or event of default has occurred under (and as defined in) the Property Loan Documents with respect to any Funded Property and no event has occurred which, with the giving of notice or passage of time (or both) would constitute a default or an event of default under such Property Loan Documents.
     8.22. Absence of Defaults . None of the Borrower, the Guarantors or the Entities is in default under its articles of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (a) constitutes a Default or an Event of Default; or (b) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by Borrower, any Guarantor or any Entity under any agreement (other than this Agreement) or judgment, decree or order to which any Borrower, any Guarantor or any Entity is a party or by which any Borrower, any Guarantor or any Entity, or any of their respective properties may be bound to the extent that such default could reasonably be expected to materially impair the ability of Borrower, Guarantors and/or such Entity to pay and perform its obligations under the Loan Documents and/or the Property Loan Documents.
     8.23. Not a Regulated Entity, Absence of Defaults . None of Borrower, any Guarantor or any Entity is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Legal Requirement which would be violated by the Borrowings regarding its authority to borrow money or to consummate the transactions contemplated by this Agreement, any Loan Document or any Property Loan Document (as applicable) or to perform its obligations under this Agreement, any Loan Document or any Property Loan Document (as applicable).
     8.24. Survival of Representations and Warranties, Etc. . All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower, any Guarantor or any Entity to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any such statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Borrower, any Guarantor or any Entity prior to the date of this Agreement and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by Borrower in favor of the Agent or any of the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date of this Agreement, and each date on which any Loans are advanced by Lenders to Borrower, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.
9. COVENANTS . Borrower covenants and agrees that from the date hereof and so long as the Obligations remain outstanding, as follows:
     9.1. Notices .
     9.1.1. Default Notices . Borrower shall, with reasonable promptness, but in all events within five (5) Business Days after it has actual knowledge thereof, notify Agent in writing of the occurrence of any act, event or condition which constitutes a Default or an Event of Default under any of the Loan Documents, of any written default notices that an Entity has received relating to any of the Property Loans.
     9.1.2. Litigation Notices . Borrower shall notify Agent in writing, after it has actual knowledge thereof, of any litigation (a) which is pending against the Borrower or a Guarantor and where the amount in controversy exceeds One Million Dollars ($1,000,000), or against an Entity in which the amount in controversy exceeds Five Hundred Thousand Dollars ($500,000) and (b) threatened in writing against Borrower, a Guarantor or an Entity in which the amount in controversy exceeds Ten Million Dollars ($10,000,000), and which Borrower reasonably believes is not covered entirely by insurance (“Reportable Litigation”). As of the date hereof, except as described on Exhibit J, Borrower certifies that to the best of its knowledge there is no Reportable Litigation.
     9.1.3. Capital Events . Borrower shall immediately notify Agent of the occurrence of any Capital Event (with the exception of any Equity Issuances by the REIT).
     9.2. Financial Statements and Reports . Borrower shall furnish, or cause to be furnished, to Agent from time to time, the following financial statements and reports and other information, all in form, manner of presentation and substance reasonably acceptable to Agent (Agent hereby agrees that the form and manner of presentation of the financial statements and reports delivered to it on or before the date hereof is sufficient for this purpose, and hereby agrees to accept delivery of any such reports in electronic format):
     9.2.1. Annual Statements . Within one hundred twenty (120) days of the end of each fiscal year of the REIT, audited financial statements of the REIT prepared in accordance with generally accepted accounting principles, or other recognized method of accounting reasonably acceptable to Agent, consistently applied, in form and manner of presentation reasonably acceptable to Agent consistent with the financial statements previously delivered to Agent by Deloitte & Touche LLP or another independent, certified public accountant reasonably acceptable to Agent, such financial statements to be unqualified, true, accurate and complete and fairly represent in all material respects the financial condition of the REIT as of the dates thereof and to include and to be supplemented by investor reporting and other detail and supporting data and schedules as Agent may from time to time reasonably determine.
     9.2.2. Periodic Statements . Within (a) forty-five (45) days following the end of each fiscal quarter the following, internally prepared by the REIT and certified by the REIT to be true, accurate and complete and to fairly represent in all material respects the financial condition of the REIT as of the dates thereof: (i) financial statements (consisting of a balance sheet, income statement and statement of cash flow) showing the results of operation for the prior quarter and on a year-to-date basis for the prior quarter; (ii) covenant compliance certificates substantially in the form of Exhibit H attached hereto and Exhibit A-1 attached to the Guaranty signed by an authorized representative of Borrower and the REIT, respectively (and such additional backup material as may be reasonably requested by Agent); (iii) investor reporting and other detail and supporting data and schedules as Agent may from time to time reasonably request and (iv) an operating statement and rent roll for each Funded Property.
     9.2.3. Equity Issuance Report . Borrower shall: (a) use reasonable efforts to provide on a weekly basis (on or before each Friday) and (b) within ten (10) Business Days after the expiration of the immediately preceding calendar month, provide on a monthly basis; internally prepared by the REIT, and certified by the REIT to be true, accurate and complete in all material respects, a summary of all Equity Issuances during the immediately preceding week or month (as applicable), including the resulting amount of Net Proceeds derived from, or otherwise related thereto. Each such report shall be in the format of the “blotter” report delivered to Agent as of the date of this Agreement, or in such other form and format as is satisfactory to the Agent in all respects.
     9.2.4. Data Requested . Within a reasonable period of time and from time to time all such other financial data or information as Agent may reasonably request with respect to the Properties, the Entities, Borrower or the REIT, including, but not limited to, property operating statements, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow information, sale experience, asset business plans, tax returns, capital expenditures, cash flow projections and physical condition of the Properties.
     9.2.5. Tax Returns . Within thirty (30) days of the filing thereof, if requested by Agent, complete copies of all federal and state tax returns and supporting schedules of Borrower, Guarantors and any Entity.
     9.3. Payment of Taxes and Other Obligations . Subject to the right to contest set forth in Section 10.1.2, Borrower and Guarantors shall, and shall cause the Entities to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, or to bond over, all Taxes, assessments and other governmental charges payable by it, or with respect to the Funded Properties or the Collateral, as well as all claims or obligations for labor, materials, supplies or services (involving an amount in excess of $500,000 in any instance or

$3,000,000 in the aggregate) that could result in a lien on the Funded Properties or the Collateral or for borrowed funds in any amount.
     9.4. Conduct of Business; Compliance With Law . Borrower shall engage solely in the ownership and operation of the Entities and the Properties, and will not enter into any new ventures other than as contemplated by this Agreement, without Agent’s express prior written consent, which shall not be unreasonably withheld, to the extent that, at the time thereof, such new venture could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated or which would otherwise reasonably be expected to cause an Event of Default hereunder. Borrower shall not commingle its assets with those of any other Person. Borrower shall cause the Entities to operate the Funded Properties and conduct their affairs in a lawful manner and in compliance, in all material respects, with all Legal Requirements applicable thereto and all Permitted Title Exceptions, subject to the right to contest as set forth in Section 10.1.2, to the extent that such matter at the time thereof could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or which the other Loan Documents or which could reasonably be expected to cause the financial covenants under Section 9.20 to be violated.
     9.5. Insurance . With respect to the Funded Properties, Borrower shall at all times cause the Entities to maintain in full force and effect the insurance coverages required under the Property Loan Documents for each particular Funded Property. All insurance premiums shall be paid in advance, and if requested by Agent, it shall be provided with evidence of such prepayment of insurance premiums prior to notice of cancellation.

     9.6. Restrictions on Liens, Transfers and Additional Debt .
     9.6.1. Prohibited Transactions . Except for Permitted Transactions or other transactions for which Agent has given its prior written consent (which consent may be given or not given in Agent’s sole discretion), neither Borrower nor the REIT shall:
     9.6.1.1. create or incur, or suffer to be created or incurred, or to exist, any Lien, of any kind upon the Collateral or any portion thereof, whether now owned or hereafter acquired or upon the proceeds or products thereof;
     9.6.1.2. (x) create or incur, nor permit any Entity to create or incur, any indebtedness or other recourse or non-recourse obligations for (or with respect to) borrowed funds whether secured or unsecured either directly or as a guarantor, unless approved by Agent in writing;
     9.6.1.3. directly or indirectly permit any sale, transfer, exchange, assignment or pledge of or grant of any Lien on any direct or indirect Equity Interests in Borrower or in any direct or indirect owner of Borrower;
     9.6.1.4. sell, convey, transfer or exchange any of its assets of any character whether or not related to the Properties or the Collateral, or any portion thereof, whether now owned or hereafter acquired;
     9.6.1.5. permit or suffer the REIT to be replaced as the sole general partner of Borrower;
     9.6.1.6. grant a Negative Pledge to any other creditor of Borrower or the REIT;
     9.6.1.7. directly or indirectly permit any sale, transfer, exchange, pledge or assignment of or grant any Lien on any Collateral or Equity Interests in any Entity;
     9.6.1.8. permit, or permit any Entity to cause, any Property Loan Document to be cross-defaulted with (x) this Agreement or any of the Loan Documents or (y) any loan documents, documents or other agreements evidencing any indebtedness of the REIT or any direct or indirect Entity of the REIT or in which the REIT holds any Equity Interests; such that the occurrence of an event of default under (and as defined in) any of the Loan Documents and/or the loan documents, documents or other agreements set forth in subsection (x) and/or (y) above would constitute an event of default under (and as such term is defined in) any Property Loan Document;
     9.6.1.9. permit, or permit any Entity to cause, any Property Loan Document to be cross-collateralized with (x) the Collateral as defined in this Agreement and/or any Loan Document or (y) any Equity Interests, Property or other real or personal property interests of the REIT; such that the collateral (or other real and/or personal property) securing the Property Loan Documents includes any of the items identified in subsection (x) and/or (y) above; or
     9.6.1.10. permit any Entity which owns either a Property (or is the holder of any interest in a Property) or the Equity Interests another Entity, to provide a guaranty of any indebtedness or other obligations of any other Subsidiary, Entity or Person.
          9.6.2. Permitted Transactions . The term “Permitted Transactions” shall mean Permitted Transfers, Permitted Additional Debt, Permitted Title Exceptions and leases entered into by the Entities in their good faith business judgment (“Approved Leases”).

     9.6.3. Permitted Transfers . The term “Permitted Transfers” shall mean:
     9.6.3.1. transfers, Liens, encumbrances or security interests pursuant to the Security Documents and other agreements in favor of Agent and Lenders;
     9.6.3.2. transactions, whether outright or as security, for which Agent’s prior written consent has been obtained with the consent of the Required Lenders (except for routine matters in the ordinary course of business for which the consent of the Required Lenders shall not be needed), which consent shall not be unreasonably withheld, conditioned or delayed;
     9.6.3.3. sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced, if necessary for the operation of the business;
     9.6.3.4. transfers of direct or indirect Equity Interests in Borrower so long as the REIT continues to hold one hundred percent (100%) of the general partnership interests and either directly, indirectly or through an affiliate, not less than seventy-five percent (75%) of the limited partnership interests in and to the Borrower and such transfers comply with the provisions of Section 2.3.1 and Section 9.16 of this Agreement related to Capital Events;
     9.6.3.5. sales, dispositions or transfers of the direct Equity Interests of any Entity so long as (1) such sale, disposition or transfer will not result in a violation of the financial covenants in Section 9.20 or in any other Event of Default hereunder and (2) such transfer does not constitute a grant of a Lien or security interest in any portion of the Collateral;
     9.6.3.6. direct or indirect sales or dispositions of Properties or Entities so long as such sale or disposition will not result in a violation of the financial covenants in Section 9.20 or in any other Event of Default hereunder; and
     9.6.3.7. Capital Events, to the extent Borrower and/or the REIT fully comply with the terms and provisions of Section 2.3.1 and Section 9.16 of this Agreement relating thereto.
     9.6.4. Permitted Additional Debt . The term “Permitted Additional Debt” shall mean:
     9.6.4.1. transactions, whether secured or unsecured, for which Agent’s prior written consent has been obtained with the consent of the Required Lenders which consent may be withheld, granted or granted conditionally subject to such protective and other conditions as Required Lenders or Agent, as applicable, may require in their or its sole and absolute discretion;

     9.6.4.2. indebtedness incurred in the ordinary course of business for the purchase of goods or services;
     9.6.4.3. (a) standard non-recourse carve-out guaranties, standard interest, carry and completion guaranties and standard environmental indemnities given by a Guarantor which are in existence as of the closing date, or (b) with respect to the REIT, standard non-recourse carve-out guaranties and standard environmental indemnities given by the REIT in connection with the acquisition of any Properties or the development of any Properties and (c) with respect to Thompson and TNP, standard recourse and non-recourse carve-out guarantees, standard interest, carry and completion guaranties and standard environmental indemnities given by Thompson and/or TNP in connection with the acquisition of any Properties or the development of any Properties; together with any amendments to or refinancings thereof which are not more stringent than the documents permitted by this subsection;
     9.6.4.4. Non-recourse first mortgage Property Loans entered into by an Entity in connection with a Property, together with any amendments to or refinancing thereof which are not inconsistent with the provisions of this Section 9.6.4.
     9.6.5. Additional Funds . All funds invested in the Properties, the Entities, or Borrower by Borrower or its members shall be fully subordinate to the Obligations and shall be contributed as additional equity contributions or by Permitted Additional Debt, or, with respect to funds invested in the Properties or the Entities by Borrower, may be contributed as debt so long as Borrower pledges the related note to Agent as collateral and such note is permitted by the terms of the applicable Property Loan Documents.
     9.6.6. Right to Accelerate Obligations . The Obligations shall become due and payable in full, and the Agent shall have the right to accelerate the Obligations and declare an Event of Default, at the option of Agent, upon any breach or violation of the provisions of Section 9.6 of this Agreement.
     9.6.7. Agent’s Options . If a violation of this Section 9.6 occurs or if an Event of Default exists, Agent may, at its option, in lieu of accelerating the Obligations, and in its sole and absolute discretion, agree to waive compliance with the provisions of this Section 9.6 in any instance upon compliance with such terms and conditions as Agent (with the consent of the Required Lenders or all of the Lenders if needed pursuant to Section 16.4.1) may impose, including, without limitation, the payment of a fee and a change in the interest rate and other terms to the extent that Borrower in its sole discretion agrees in writing to such terms and conditions. Except for Permitted Transfers, Agent may grant or withhold, or conditionally grant, its consent to any proposed transfer in its reasonable discretion. In the case of a sale or transfer with Agent’s prior written consent, or any such Permitted Transfer, the seller or transferor shall remain jointly and severally liable with the purchaser or transferee for all liabilities of Borrower hereunder.

     9.7. Limits on Guaranties and Distributions .
     9.7.1. Limits . Borrower shall not guarantee to anyone other than Agent and Lenders the obligation of any Person, except in connection with Permitted Additional Debt provided that the effect thereof would not cause Borrower or Guarantors to violate the covenants set forth in Section 9.20. Borrower shall not pay, nor permit the Entities to pay any money or distribute any property (in any form) to their owners except for Permitted Distributions.
     9.7.2. Permitted Distributions .
          The term “Permitted Distributions” shall mean any payments and distributions of money or property (in any form) to partners, members, shareholders, owners and affiliates of the REIT, the Borrower or any Entity (as applicable), which payments and distributions shall be permitted to be made and disbursed hereunder, subject to the following conditions and limitations:
     (a) upon the occurrence of a Default that is not a Distribution Termination Default, such distributions shall be permitted to continue during any cure period applicable to such Default (as such cure periods are set forth in Section 11.2 of this Agreement with respect to Defaults that are not Distribution Termination Defaults), so long as, with respect to distributions by the REIT, the amount being paid per share after such Default is not in excess of the amount that was paid per share prior to said Default, unless such increase was approved by the board of directors of the REIT prior to said Default;
     (b) upon (i) the occurrence of a Distribution Termination Default, (ii) the expiration of any cure period related to a Default that is not a Distribution Termination Default under Section 9.7.2(a) of this Agreement, or (iii) the Agent’s acceleration of the Obligations due and owing hereunder or under the Loan Documents, then in the event of the occurrence of any of items (i) through (iii) of this Section 9.7.2(b), all such payments and distributions shall immediately cease unless otherwise permitted in subsection (c) below;
     (c) after the occurrence and during the continuance of any Default or Event of Default, and until such time as the Agent accelerates the Obligations due and owing hereunder and/or under the Loan Documents, so long as the REIT has delivered evidence to the Agent of the REIT Election, the Borrower shall be permitted to make distributions to the REIT and the REIT shall be permitted to make distributions to holders of Equity Interests in the REIT, to the extent that: (i) such distributions are in the minimum amount necessary for the REIT to maintain its status as a real estate investment trust under the Code, and (ii) such distributions are made after the payment of all sums then due and payable to Agent and Lenders under this Agreement (unless Agent otherwise consents in its reasonable discretion); and
     (d) all Net Proceeds are being deposited with Agent in accordance with the provisions of Sections 2.3.1, 9.11 and 9.16 of this Agreement.

     9.8. Restrictions on Investments . Subject to Sections 9.4 and 9.6, Borrower will not make or permit to exist or to remain outstanding any investment which would interfere with the Agent’s rights to access the Net Proceeds and the Collateral as permitted hereunder. All such investments shall be made in a manner which assures that Agent shall have and maintain a perfected first Lien and security interest in the Collateral.
     9.9. Indemnification Against Payment of Broker’s Fees . Borrower agrees to defend, indemnify and save harmless Agent and the Lenders from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of the transactions contemplated by this Agreement for any broker, finder or other agent engaged by Borrower, including, without limitation, the Broker.
     9.10. No Merger or Acquisition . Unless otherwise permitted hereunder, neither Borrower, the REIT nor any Entity shall dissolve or liquidate, or merge or consolidate with or otherwise acquire all or substantially all of the assets of any other Person.
     9.11. Deposit of Proceeds; Other Bank Accounts .
     (a) If requested by Agent after the occurrence and during the continuance of an Event of Default, all distributions, Net Proceeds and other cash proceeds received by Borrower from the Entities or otherwise, shall be deposited in one or more segregated accounts at Key. Borrower hereby grants to Lender a security interest in and to all amounts deposited in said accounts and the proceeds thereof to secure the payment of the Obligations.
     (b) Additionally, upon delivery of instructions under the Direction Letter to disburse all Net Proceeds to Agent (in accordance with the provisions of Section 2.3.1 of this Agreement), all such Net Proceeds disbursed by the Escrow Agent to the Agent shall be deposited into one or more segregated accounts at Key.
     (c) Agent shall apply any amounts received by Agent pursuant to Sections 9.11(a) and (b) to the Obligations.
     9.12. Place for Records; Inspection . Borrower shall maintain all of its business records at the address specified at the beginning of this Agreement. If the books are transferred to another location, prior written notice shall be given to Agent. Upon reasonable prior notice and at reasonable times during normal business hours Agent shall have the right, at its sole cost and expense (through such agents or Consultants as Agent may designate), to examine the Borrower’s property and make copies of and abstracts from Borrower’s books of account, and other financial records, it being agreed that Agent (and its agents and Consultants) shall use reasonable efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loans, enforcing its rights and remedies under the Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein pursuant to Section 15.14). Any Eligible Assignee or Participant shall be entitled to deal with such information in the same manner and subject to the same confidentiality restrictions and in connection with any subsequent transfer of its interest in the Loan Documents or of further participation interests therein.
     9.13. Costs and Expenses . Borrower shall pay all actual, out-of-pocket costs and expenses reasonably incurred by Agent in connection with the closing and execution of the Loan Documents, the implementation of the Loans, the administration of the Loans, and enforcement of Agent’s and Lenders’ rights under the Loan Documents, including, without limitation, reasonable legal fees and disbursements, due diligence expenses, and travel costs. Borrower’s obligations to pay such actual, out-of-pocket costs and expenses shall include, without limitation, all reasonable attorneys’ fees and other expenses reasonably incurred by Agent and Lenders relating to any bankruptcy proceedings and for preparing and conducting enforcement proceedings, litigation or dispute resolution, and other remedies arising from any Default or Event of Default. Notwithstanding the foregoing, the Agent and the Lenders shall be responsible for the payment of any and all fees, costs and expenses associated with the syndication of the Loans.
     9.14. Compliance with Legal Requirements . Borrower shall, or shall cause the Entities to comply with all Legal Requirements applicable to the Funded Properties, the Borrower, and the Collateral to the extent that such matter could reasonably be expected to materially impair the ability of Borrower to pay and perform its obligations hereunder or under the Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated.
     9.15. Indemnification . Borrower shall at all times, both before and after repayment of the Obligations, at its sole cost and expense defend, indemnify, exonerate and save harmless Agent and Lenders and all those claiming by, through or under Agent and Lenders (including their respective affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact) (each an “Indemnified Party”) against and from all actual (but not consequential) damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, reasonable attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the Property Loan Documents) be imposed upon, incurred by or asserted or awarded against any Indemnified Party and arising from or out of or otherwise related to:
     (i) any Hazardous Materials or any violation of, or failure to comply with, any Environmental Legal Requirements with respect to any Property or any Collateral;
     (ii) any liability for damage to any Person or Property arising out of any violation of any Legal Requirement applicable to the Borrower, the Guarantors, any Property or the Collateral; and
     (iii) any act, omission, negligence or conduct at any Property, or arising or claimed to have arisen, out of any act, omission, negligence or conduct of Borrower, any Guarantor, any Entity or any contractor, sub-contractor, tenant, occupant or invitee thereof, which is in any way related to any Property.

     Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own (or its employees or agents) gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party.
     9.16. Capital Event . Following a Capital Event, (a) the Borrower shall cause the applicable Entity to immediately distribute any and all Net Proceeds to the Borrower and Borrower shall thereafter cause (or in the case that such Net Proceeds have been received directly by Borrower, Borrower shall cause) such Net Proceeds to be distributed to Agent in accordance with the provisions of Section 2.3.1 of this Agreement, and (b) the REIT shall cause any and all Net Proceeds generated by Equity Issuances to be distributed to the Agent in accordance with the provisions of Section 2.3.1 of this Agreement.
     9.17. No Further Pledge . Except (x) as required pursuant to any Property Loan Document and (y) for the pledge to Agent and Lenders; Borrower shall not pledge or assign to any creditor or other Person, any of its Equity Interests in any of the Entities or the Collateral or the Excluded Rights.
     Additionally, in the event that the Property Loan Documents prohibit the pledge of Equity Interests in an Entity (each, a “Restricted Entity”), the Borrower, the REIT and/or the applicable Entity holding such Equity Interests in said Restricted Entity agrees that it shall not (a) pledge or assign to any creditor or other Person any of the Equity Interests in such Restricted Entity, the Collateral or the Excluded Rights, or (b) enter into any Negative Pledge with respect to the Equity Interests in said Restricted Entity.
     9.18. Property Loan Documents . Borrower shall promptly provide Agent with any written notices of default provided to Borrower or any Entity by the holders of the Property Loans pursuant to the Property Loan Documents.
     9.19. The text of this Section has been intentionally deleted , however, the Section number remains for formatting purposes
     9.20. Financial Covenants . The Guarantors shall comply with the financial covenants set forth in Section 15 of the Guaranty.
     In the event that Thompson and/or TNP fail to satisfy the financial covenants set forth in Section 15.4 of the Guaranty (each such occurrence, a “Notice Event”), then Borrower, Thompson and/or TNP (as applicable) shall have sixty (60) days, commencing on the date that the then applicable compliance certificate is required to be delivered under the Guaranty (and without regard to whether such compliance certificate is delivered or is otherwise timely delivered), to cause Thompson and/or TNP to remedy such Notice Event (such sixty (60) day period being referred to herein, as the “Notice Period”). For purposes of clarification, the occurrence of a Notice Event shall not constitute a Default or an Event of Default under this Agreement, and Borrower shall have the right, subject to the terms and provisions of this Agreement, to request Borrowings during the Notice Period. If, as of the expiration of the Notice Period, such event giving rise to the Notice Event has not been remedied to the reasonable satisfaction of the Agent (such that Thompson and/or TNP is in compliance with the provisions of Section 15.4 of the Guaranty), and is not cured within five (5) days after written notice from Agent, then such event shall constitute an Event of Default under this Agreement and the Loan Documents, and the Agent shall have the right to pursue any and all remedies of the Agent set forth in this Agreement and the Loan Documents.
     9.21. Distribution Account . Within ninety (90) days of the date of this Agreement, Borrower shall open the Distribution Account with Key. Borrower has established an account with Wells Fargo Bank, National Association for the collection and disbursement of distributions from the REIT to the holders of Equity Interests in the REIT. Borrower and/or the REIT shall cause such account to be transferred to Key within one hundred twenty (120) days of the date of this Agreement.
     9.22. Property Loans . It is hereby acknowledged that nothing in this Agreement is intended to prohibit the Entities from incurring indebtedness, except to the extent that: (i) such indebtedness is reasonably likely to result in the violation of the financial covenants set forth in Section 9.20 hereof; or (ii) such financing results in additional direct obligations of the REIT or Borrower that are not Permitted Transactions.
     9.23. Leases . If requested by Agent, Borrower shall deliver true and complete copies of any lease (including any guaranties thereof and amendments thereto) of a Funded Property which comprises fifteen percent (15%) or more of the square footage at such Funded Property, and is for a leased premises of at least 5,000 square feet.
     9.24. Preservation of Existence . Subject to the provisions of Section 3.4 of this Agreement, the Borrower shall, and shall cause each other Obligor and each other Entity to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a material adverse effect on the properties and/or business of Borrower, Guarantors or such Entity (as applicable).
     9.25. Maintenance of Property . The Borrower shall, and shall cause each Entity directly or indirectly owning a Funded Property to, (a) protect and preserve all of its respective material properties, including, but not limited to, the Funded Properties, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     9.26. New Equity Interests . To the extent not previously delivered to Agent under Section 2.7 of this Agreement in connection with a Borrowing, within five (5) Business Days of Borrower or the REIT acquiring any new or additional Equity Interests in any Person, the Borrower or the REIT (as applicable) shall deliver to Agent, a Pledge Agreement Addendum (and any other documentation or joinders required under the Pledge Agreement), an Entity Consent from such Person and any and all documentation reasonably requested by Agent to evidence or otherwise further perfect the Lien and security interest of Agent in and to such Equity Interests.
     9.27. Modifications of Organizational Documents . Neither the Borrower nor any Guarantor shall (a) amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document without the prior written consent of the Agent, which consent may be withheld, granted or granted conditionally in the reasonable discretion of the Agent or (b) permit any Entity to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document, to the extent that such amendment, modification or termination could be materially adverse to the Agent or the Lenders, without the prior written consent of the Agent, which consent may be withheld, granted or granted conditionally in the reasonable discretion of the Agent.
     9.28. Depository Accounts; Swap Contracts; Refinancing or New Facilities .
     9.28.1. Accounts of the Borrower, the REIT and TNP . The Borrower, the REIT and TNP shall maintain with Key all operating, depository, escrow and security deposit accounts and all cash management services of the Borrower, the REIT and TNP (subject to 9.28.2 of this Agreement) (as applicable). Each of the Borrower and the REIT hereby grants to Key a security interest in the foregoing accounts and deposit accounts of such Borrower and/or the REIT (as applicable). Notwithstanding anything contained in this Section 9.28.1 to the contrary, the REIT shall not be required to transfer to Key any proceeds related to Equity Issuances by the REIT that are held (from time to time) in escrow accounts with CommerceWest Bank prior to being distributed to the REIT, unless otherwise provided in the Direction Letter.
     9.28.2. Accounts of the Entities; Property Accounts . The Borrower, the REIT and TNP shall maintain, or cause each Entity to maintain, with Key, all deposit accounts related to any Property acquired by the Borrower, the REIT or any Entity or Subsidiary, or otherwise brought under management by TNP after the date of this Agreement, including all operating accounts, any reserve or escrow accounts, and any lockbox, or other account into which tenants are required from time to time to pay rent, and all cash management arrangements. Additionally, within thirty (30) Business Days after the date of this Agreement, TNP (and/or any of its Subsidiaries or affiliates) shall transfer to Key any and all currently existing deposit accounts (including, without limitation, all operating accounts, any reserve or escrow accounts, and any lockbox, or other account into which tenants are required from time to time to pay rent) and cash management arrangements (excluding, however, any account with ongoing deminimus balances of $1,000 or less). Notwithstanding the foregoing, if (x) any Property Lender requires TNP and/or the applicable Entity or Subsidiary to maintain any of such accounts with said Property Lender, or (y) another financial institution requires that such accounts be maintained with said financial institution in connection with a financing arrangement, then TNP shall not be required to transfer such accounts to Key and may instead maintain the minimum number of accounts with such Property Lender or financial institution (as applicable) as is required under the applicable Property Loan Documents or financing arrangement; provided, however, that neither TNP nor any Entity or Subsidiary shall offer to maintain any such accounts with a Property Lender for any reason, including, without limitation, as an incentive for such Property Lender to provide financing and/or more favorable terms related thereto.
     9.28.3. Swap Contracts . At any time that the Borrower and/or the REIT desire to enter into any Swap Contract, Borrower and/or the REIT shall afford Key the first opportunity to provide such Swap Contracts, prior to contacting any other bank or lender. In the event that any Swap Contract is established with Key, all such Obligations thereunder shall be secured by the Collateral.
     9.28.4. Refinancing or New Facilities . At any time that the Borrower or the REIT desire to enter into any new loan facility, incur new indebtedness or refinance any such loan facility or indebtedness, then the Borrower or the REIT (as applicable) shall afford Key the first opportunity to provide such new financing or refinancing (as applicable) acceptable to Borrower, prior to contacting any other bank or lender.
     9.29. REIT Election . Upon the occurrence of the REIT Election by the REIT, the Borrower and/or the REIT shall deliver evidence to Agent of such REIT Election, together with any and all documents reasonably requested by the Agent.
10. SPECIAL PROVISIONS
     10.1. Right to Contest .
     10.1.1. Taxes and Claims by Third Parties . Notwithstanding the provisions of Section 9.3 which obligate Borrower to pay Taxes and other obligations to third parties when due, it is agreed that any Tax, assessment, charge, levy, claim or obligation to a third party (expressly excluding an obligation to Lenders and Agent created under the Loan Documents) need not be paid if the validity or amount thereof shall be contested currently, diligently and in good faith by appropriate proceedings and in compliance with the terms and procedures with respect to such contests as set forth in the Property Loan Documents. In the event the Property Loan Documents have been discharged of record, Borrower may contest diligently and in good faith any such tax, assessment, charge, levy, claim or obligation provided that such contest does not create a default by landlord under any lease at the Properties; and provided, further, that Borrower shall, or shall cause the relevant Entity to, pay, as the case may be, all Taxes, assessments, charges, levies or obligations: (i) immediately upon the commencement of proceedings to enforce any Lien which may have attached as security therefor, unless such proceeding is stayed by proper court order pending the outcome of such contest; and (ii) as to claims for labor, materials or supplies, prior to the imposition of any Lien on the Properties unless the Lien is discharged, insured over or bonded as set forth in Section 11.1.4 of this Agreement.
     10.1.2. Legal Requirements . Borrower may contest in good faith any claim, demand, levy or assessment under any Legal Requirements by any Person if Borrower remains in compliance with the terms and procedures with respect to such contests as set forth in the Property Loan Documents. Borrower may contest diligently and in good faith any such claim, demanded levy or assessment if: (i) the contest is based upon a material question of law or fact raised by Borrower in good faith; (ii) Borrower properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful and the conduct of the contest will not materially interfere with the ability to obligate all tenants under Approved Leases to pay rent without offset; (iv) Borrower demonstrates to Agent’s reasonable satisfaction that Borrower has the financial capability to undertake and pay for such contest; and (v) no Event of Default exists and is continuing.
11. EVENTS OF DEFAULT . The following provisions deal with Defaults, Events of Default, notice, grace and cure periods, and certain rights of Agent following an Event of Default.
     11.1. Default and Events of Default . The term “Default” as used herein or in any of the other Loan Documents shall mean an Event of Default, or any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default. Each of the following events, unless cured within any applicable grace period set forth or referred to below in this Section 11.1 or in Section 11.2, shall constitute an “Event of Default”:
     11.1.1. Generally . A default by Borrower or any Guarantor in the performance of any term, provision or condition of this Agreement to be performed by Borrower or any Guarantor, or a breach, or other failure to satisfy, any other term, provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, or as set forth in Section 11.2 below.
     11.1.2. Notes, Pledge Agreement and Other Loan Documents . A default by Borrower or any Guarantor in the performance of any term or provision of the Notes, or of the Security Documents, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the Notes, the Security Documents, the Guaranty or any other Loan Document and the specific grace period, if any, allowed under the applicable Loan Document or this Agreement for the default in question shall have expired without such default having been cured.
     11.1.3. Financial Status and Insolvency .
     A. Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of Borrower, or of the whole or any substantial part of the property or assets of Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; (ix) have an attachment or execution levied against any substantial portion of the property of Borrower or against any portion of the Collateral which is not discharged or dissolved by a bond within thirty (30) days; or (x) have an uninsured judgment entered against it in the amount of $2,000,000 or more for Borrower which has not been stayed, discharged or satisfied within thirty (30) days after the date that judgment was entered against it; or
     B. any event listed in Section 11.1.3(A) of this Agreement shall occur with respect to any Guarantor or any Guarantor shall breach any of its covenants in Section 9.20 of this Agreement.
     11.1.4. Liens . A lien for the performance of work, or the supply of materials, or a notice of contract, or an attachment, judgment, execution or levy is filed against the Properties in the amount of $1,000,000 singly or in the aggregate and which Agent reasonably determines could have a material adverse effect on Borrower’s ability to perform its obligations hereunder, and remains unsatisfied or is not discharged or dissolved by a title insurance or bond (or by cash collateral acceptable to Agent) for a period of thirty (30) days after the filing thereof, unless it is being contested as provided in Section 10.1.1 of this Agreement.
     11.1.5. Breach of Representation or Warranty . Any material representation or warranty made by Borrower or any Guarantor herein or in any other Loan Document shall at the time made or deemed restated pursuant to the terms of this Agreement be materially false or misleading, or any warranty shall be materially breached.
     11.1.6. Injunctions . Any Person shall obtain an order or decree in any court of competent jurisdiction directly or indirectly enjoining or prohibiting Borrower, any Guarantor or Agent from performing under this Agreement or under any of the Loan Documents, and such proceeding shall not be discontinued and such decree shall not be vacated or stayed within ninety (90) days.
     11.1.7. Swap Contract Termination . The occurrence under any Swap Contract to which Borrower is a party of an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which Borrower is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as defined in such Swap Contract) as to which Borrower is an Affected Party (as defined in such Swap Contract), and the occurrence of such Early Termination Date gives rise to a monetary obligation owing from Borrower to a Lender

(or any successor to a Lender) under the Swap Contract, and Borrower fails to pay such monetary obligation within five (5) days of such Lender’s or such successor’s demand or fails to replace such Swap Contract within ten (10) days and where, any of the foregoing, could reasonably be expected to materially impair the Borrower’s ability to pay and perform its obligations hereunder or under the other Loan Documents or which could reasonably be expected to cause the financial covenants in Section 9.20 to be violated.
     11.1.8. The text of this Section has been intentionally deleted , however, the Section number remains for formatting purposes
     11.1.9. Cross Defaults . (a) Borrower or the REIT incur any indebtedness in violation of the provisions of Section 9 of this Agreement, or (b) a default occurs and continues beyond any applicable notice or cure period under any indebtedness or other recourse or non-recourse obligation of the Borrower, or (c) a default occurs and continues beyond any applicable notice or cure period under any other direct indebtedness or any recourse obligation of the REIT, or (d) a default occurs and continues beyond any applicable notice or cure period under any direct indebtedness or recourse obligations of Thompson or TNP in excess of $15,000,000 in the aggregate.
     11.2. Grace Periods and Notice . As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:
     11.2.1. No Notice or Grace Period . There shall be no grace period and no notice provision with respect to the payment of principal at maturity and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or with respect to nonmonetary defaults which are not reasonably capable of being cured, or with respect to breaches under Section 9.6 (Restrictions on Liens, Transfers and Additional Debt), Section 9.7 (Limits on Guaranties and Distributions), Section 11.1.7 (Swap Contract Termination), Section 9.20 (Financial Covenants) (except as otherwise expressly set forth in said Section 9.20) or Section 9.21 (Distribution Account).
     11.2.2. Nonpayment of Interest and Principal . As to the nonpayment of principal or interest, or as to any payment which is made by an overdraft to Borrower’s account which overdraft is not repaid within one (1) day, or any payments pursuant to a Swap Contract, unless there is a specific shorter or longer grace period provided for in this Agreement or in another Loan Document, there shall be a ten (10) day grace period without any requirement of notice from Agent.
     11.2.3. Other Monetary Defaults . All other monetary defaults shall have a ten (10) day grace period following notice from Agent, unless there is a specific shorter or longer grace period provided for in this Agreement or in another Loan Document.
     11.2.4. Nonmonetary Defaults Capable of Cure . As to nonmonetary defaults which are reasonably capable of being cured or remedied, unless there is a specific shorter or longer grace period provided for in this Agreement or in another Loan Document, there shall be a thirty (30) day cure period following notice from Agent or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time not to exceed a total of ninety (90) days from Agent’s notice as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such ninety (90) day period. However, where there is an emergency situation in which there is danger to person or property such curative action shall be commenced as promptly as possible. As to breaches of warranties and representations (other than those related to financial information) there shall be a thirty (30) day grace period following notice from Agent.
     11.3. Certain Agent Remedies . If an Event of Default shall occur and be continuing, Agent may (and upon the written request of Required Lenders shall):
     11.3.1. Accelerate Obligations . Declare the Obligations and indebtedness evidenced by the Notes and secured by the Security Documents immediately due and payable (provided that in the case of a voluntary petition in bankruptcy filed by Borrower or an involuntary petition in bankruptcy filed against Borrower (after the expiration of the grace period if any set forth in Section 11.1.3 of this Agreement), such acceleration shall be automatic); and upon such declaration, all of the Commitments and the obligations of the Lenders to make the Loans, shall immediately and automatically terminate. Notwithstanding the foregoing, upon the occurrence of a Default specified in Section 11.1.3 of this Agreement, the Commitments shall immediately and automatically terminate.
     11.3.2. Pursue Remedies . Pursue any and all remedies provided for hereunder, or under any one or more of the other Loan Documents. The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under applicable law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power
     11.3.3. Applicable Law . The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any applicable law.
     11.3.4. Appointment of Receiver . To the extent permitted by applicable law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and to exercise such power as the court shall confer upon such receiver.
     11.3.5. Performance by Agent . If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.
     11.3.6. Cure of Property Loan Event of Default . If a default has occurred relating to the payment of principal or interest under any Property Loan Document even if any applicable grace or notice periods have not yet expired, then Lenders have the right, but not any obligation whatsoever, during the continuance of an Event of Default, upon two (2) Business Days’ prior written notice to Borrower, to cure any defaults; and any amounts so advanced, together with interest thereon from the date of payment at the Default Rate as provided in the Notes, shall be immediately due and payable by Borrower to Lenders. No payment by Lenders shall relieve Borrower from any Default hereunder or impair any right or remedy of Agent or Lenders as a result thereof.
     11.4. Written Waivers . If a Default or an Event of Default is waived by Required Lenders or Agent (unless such waiver by Agent alone is inconsistent with other provisions of the Loan Documents requiring consent by Required Lenders), in their or its sole discretion, pursuant to a specific written instrument executed by an authorized officer of Agent, the Default or Event of Default so waived shall be deemed to have never occurred.
     11.5. Swap Contract Remedies . Notwithstanding any contrary provision of this Agreement, each Lender that is a party to a Swap Contract (or any successor to such Lender) shall have with respect to such Swap Contract the right, to the extent so provided in such Swap Contract or any master agreement relating thereto, and after notice to Agent, but without the approval or consent of Agent or the other Lenders, to (a) declare an event of default, termination event or other similar event thereunder and to create an Early Termination Date (as defined in such Swap Contract), and (b) to determine net termination amounts in accordance with the terms of such Swap Contract and to set-off amounts between Swap Contracts.
12. ADDITIONAL REMEDIES OF AGENT
     12.1. Reimbursement . Borrower shall be liable to Agent for all sums paid or actually incurred pursuant to any of the Loan Documents in connection with taking any remedies and/or Enforcement Actions thereunder, whether the same shall be paid or incurred pursuant to this section or otherwise, and all payments made or liabilities actually incurred by Agent hereunder of any kind whatsoever shall be paid by Borrower to Agent upon demand with interest at the Default Rate as provided in the Notes from the date of payment by Agent and repayment of such sums with such interest shall be secured by the Security Documents.
     12.2. Power of Attorney . For the purpose of exercising any and all rights and remedies of Agent, Borrower hereby irrevocably constitutes and appoints Agent (or any agent designated by Agent) Borrower’s true and lawful attorney-in-fact, coupled with an interest, upon and during the continuance of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts permitted hereunder or by law in the name and on behalf of Borrower.
13. SECURITY INTEREST AND SETOFF
     13.1. Security Interest and Setoff . Borrower grants to Agent a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Agent and Lenders arising under or relating to the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of Borrower and any other accounts established hereunder for the deposit of cash collateral in order to secure the Obligations, now or hereafter in the possession, custody, safekeeping or control of Agent, or any entity under the control of KeyBank National Association, and their successors and assigns or in transit to any of them. At any time while an Event of Default exists, without demand or notice (any such notice being expressly waived by Borrower), Agent may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     13.2. Right to Freeze . Agent shall also have the right, at its option, upon the occurrence and during the continuance of any event which would entitle Agent to set off or debit as set forth in Section 13.2, to freeze, block or segregate any such deposits, balances and other sums so that Borrower may not access, control or draw upon the same.
14. CASUALTY AND TAKING
     14.1. Casualty and Obligation to Repair . In the event of any damage or destruction to any of the Properties by reason of fire or other hazard or casualty (each, a “Casualty”), Borrower shall give prompt written notice thereof to Agent and such event shall constitute a Capital Event; and any Net Proceeds thereof shall be paid to the Agent as provided in Section 2.3.1 of this Agreement.
     14.2. Taking . If there is any condemnation for public use of a Property or any Collateral, then such event shall constitute a Capital Event; and any Net Proceeds thereof shall be paid to the Agent as provided in Section 2.3.1 of this Agreement.
15. GENERAL PROVISIONS
     15.1. Notices . Any notice or other communication in connection with this Agreement, the Notes, the Pledge Agreement, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, addressed:

If to Borrower:
TNP Strategic Real Estate Operating Partnership, L.P.
1900 Main Street, Suite 700
Irvine, California 92614
FAX Number: 949-252-0212
Telephone: 949-833-8252
Attention: Johnna Howard, CFO
with copies by regular mail or such hand delivery to:
Gregory Kaplan, PLC
7 East Second Street
Richmond, Virginia 23224
FAX Number: 804-916-9127
Telephone: 804-916-9027
Attention: Joseph J. McQuade, Esq.
If to Agent or as a Lender:
KeyBank National Association
225 Franklin Street, 18th Floor
Boston, Massachusetts 02110
FAX Number: 617-385-9987
Telephone: 617-385-6202
Attention: Christopher T. Neil
Email (for financial reporting only): christopher_t_neil@keybank.com with copies by regular mail or such hand delivery to:
Edwards Angell Palmer & Dodge LLP
2800 Financial Plaza
Providence, RI 02903
FAX Number: 401-276-6611
Telephone: 401-276-6527
Attention: Gail E. McCann, Esq.
Email (for financial reporting only): gmccann@eapdlaw.com
If to Lenders, to their addresses set forth on their signature pages below or such other address of which they shall notify the Agent and the Borrower. Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. Notwithstanding the foregoing, any Notice of Rate Selection (as defined in the Notes) may be given by telephone or facsimile, pursuant to Section 3.1.2 of the Notes, using the telephone and fax numbers set forth in this Section 15.1, and any financial reports may be delivered electronically to the email addresses set forth in this Section 15.1, all subject to change as set forth in the immediately preceding sentence. All periods of notice shall be measured from the deemed date of delivery. A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon receipt or refusal to accept delivery.

     15.2. Limitations on Assignment . Borrower may not assign this Agreement or the monies due thereunder without the prior written consent of Agent and all Lenders in each instance.
     15.3. Further Assurances . Borrower shall upon request from Agent from time to time execute, seal, acknowledge and deliver such further instruments or documents which Agent may reasonably require to better perfect and confirm its rights and remedies hereunder, under the Notes, under the Pledge Agreement and under each of the other Loan Documents, provided that such instruments and documents shall not materially increase the obligations or liabilities, or materially decrease the rights, of Borrower or any Guarantor under this Agreement or any of the other Loan Documents. Upon receipt of an affidavit and indemnity of an officer of Agent as to the loss, theft, destruction or mutilation of any of the Notes or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor, at Agent’s reasonable expense.
     15.4. Parties Bound . The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Agent and Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents. This Agreement is a contract by and among Borrower, Agent and Lenders for their mutual benefit, and no third person shall have any right, claim or interest against any of Agent, Lenders or Borrower by virtue of any provision hereof.
     15.5. Waivers, Extensions and Releases . To the extent provided in Section 16.4.1, Agent may at any time and from time to time waive any one or more of the conditions contained herein or in any of the other Loan Documents, or extend the time of payment of the Obligations, or release portions of the Collateral from the provisions of this Agreement and from the Pledge Agreement or any other Security Document, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof, and any such waiver in any instance, or under any particular circumstance, shall not be considered a waiver of such condition in any other instance or any other circumstance.
     15.6. Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial .
     15.6.1. Reasonable Relationship . It is understood and agreed that all of the Loan Documents were partially negotiated in the Commonwealth of Massachusetts (the “State”), that the Agent has a principal office located in that State, that the Loans may be partially administered in the State, that the Loans may be advanced from and payments may be required to be made to Agent in that State, and that the State has a reasonable relationship to the parties and to the underlying transactions embodied by the Loan Documents.
     15.6.2. Place of Delivery . Borrower agrees to furnish to Agent at the Agent’s office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

     15.6.3. Governing Law . This Agreement and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law, other than as expressly set forth in certain of the Loan Documents.
     15.6.4. Consent to Jurisdiction . Borrower hereby consents to personal jurisdiction in any state or Federal court located within the Commonwealth of Massachusetts.
     15.6.5. Jury Trial Waiver . BORROWER, AGENT AND LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY CLAIM BASED ON THIS AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT AND LENDERS RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. BORROWER CERTIFIES THAT NO REPRESENTATIVE OF AGENT OR LENDERS OR ATTORNEY OF AGENT OR LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT AND LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER AUTHORIZES AGENT OR ANY LENDER TO FILE THIS AGREEMENT WITH ANY COURT OF COMPETENT JURISDICTION AS EVIDENCE OF THIS WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, AGENT AND LENDERS TO ENTER INTO THE LOAN DOCUMENTS AND MAKE THE LOAN CONTEMPLATED HEREBY.
     15.7. Survival . All representations, warranties, covenants and agreements of Borrower herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of Borrower pursuant hereto are significant and shall be deemed to have been relied upon by Agent and Lenders notwithstanding any investigation made by Agent or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loans. No review or approval by Agent, or by its Consultants or representatives, of any plans and specifications, opinion letters, certificates by professionals or other item of any nature shall relieve Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower under any one or more of the Loan Documents.

     15.8. Cumulative Rights . All of the rights of Agent and Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Agent or Lenders may determine in their sole good faith judgment.
     15.9. Claims Against Agent and Lenders .
     15.9.1. Borrower Must Notify . Agent or any Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent or such Lender with thirty (30) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or Lender does not remedy or cure the default, if any there be, with reasonable promptness thereafter. Such actual knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the persons or officials referred to in Exhibit D as Authorized Representatives.
     15.9.2. Remedies . If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent or any Lender has breached any of its obligations under the Loan Documents to give consent or approval to Borrower and has not remedied or cured the same with reasonable promptness following notice to Agent thereof, Agent’s or any Lender’s responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation to grant such consent or give such approval and to pay Borrower’s reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings; and (ii) the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Agent or any Lender, where it is also so determined that Agent or such Lender acted in bad faith, the payment of any actual, direct, compensatory damages sustained by Borrower as a result thereof plus Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings. The foregoing shall not be deemed a limitation of any of the rights of the Borrower pursuant to Section 2.12 of this Agreement related to Shortfall Amounts.
     15.9.3. Limitations . In no event, however, shall Agent or any Lender be liable to Borrower or anyone else for other damages such as, but not limited to, indirect, speculative or punitive damages whatever the nature of the breach by Agent or any Lender of its obligations under this Agreement or under any of the other Loan Documents. In no event shall Agent or any Lender be liable to Borrower or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent or any Lender within the time period specified above.
     15.10. Obligations Absolute . Except to the extent prohibited by applicable law which cannot be waived, the Obligations shall be joint and several, absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower may have at any time against Agent and Lenders whether in connection with the Loans or any unrelated transaction, except for any such claim, setoff, defense or other right, if any, as to which a written notice shall have been given to Agent in accordance with the provisions of Section 15.1.
     15.11. Table of Contents, Titles and Headings . Any Table of Contents, the titles and the headings of sections are not parts of this Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of their provisions.
     15.12. Counterparts . This Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.
     15.13. Satisfaction of Term Letter . The Loans being made pursuant to the terms hereof and of the other Loan Documents are being made in satisfaction of Key’s obligations under the Term Letter dated as of October 1, 2009, as may be amended. The terms, provisions and conditions of this Agreement and the other Loan Documents supersede the provisions of such Term Letter.
     15.14. Lenders’ Right to Participate, Assign and Pledge .
     (i) Subject to the conditions set forth in Section 16.3 below, Lenders shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more persons or entities (each, a “Participant”) participating interests in Lenders’ obligations to lend hereunder and/or any or all of the loans held by Lenders hereunder. In the event of any such grant by Lenders of a participating interest to a Participant, whether or not upon notice to Borrower, Lenders shall remain responsible for the performance of their obligations hereunder and Borrower shall continue to deal solely and directly with Agent in connection with Lenders’ rights and obligations hereunder.
     (ii) Subject to the conditions set forth in Section 16.3 below, Lenders shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more Eligible Assignees, and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as shall be reasonably necessary to effect the foregoing. In addition, at the request of such assigning Lender and any such Eligible Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Eligible Assignee and, if such assigning Lender has retained any of its rights and obligations hereunder following such assignment, to such assigning Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by such assigning Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Eligible Assignee and such assigning Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Agent or such assigning Lender in connection with such assignment, and the payment by Eligible Assignee of the purchase price agreed to by such assigning Lender, and such Eligible Assignee, such Eligible Assignee shall be a party to this Agreement and shall have all of the rights and obligations of such assigning Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by such assigning Lender pursuant to the assignment documentation between such assigning Lender and such Eligible Assignee, and such assigning Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.
     (iii) Agent and Lenders may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Agent and Lenders shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.
     15.15. Time of the Essence . Time is of the essence of each provision of this Agreement and each other Loan Document.
     15.16. No Oral Change . This Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent). In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Agreement or any of the other Loan Documents.
     15.17. Monthly Statements . While Agent may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that: (i) the failure of Agent to issue any Statement on one or more occasions shall not affect Borrower’s obligations to make payments under the Loan Documents as and when due; (ii) Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lenders’ rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.
     15.18. Integration Clause . This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.
     15.19. Confidentiality . Except as provided in Section 16.3.6 and with respect to disclosures made in accordance with standard and customary banking practices, Agent and each Lender shall, with respect to information obtained by Agent and such Lender pursuant to this

Agreement, any of the other Loan Documents, or in connection with the making of the Loan, (a) treat in confidence such information unless such information otherwise becomes public, (b) not disclose such information to an unrelated third party, except as required by law or legal process, and (c) not make use of such information for purposes of transactions unrelated to the Loans.
16. THE AGENT AND THE LENDERS
     16.1. Rights, Duties and Immunities of the Agent .
     16.1.1. Appointment of Agent . Each Lender hereby irrevocably designates and appoints KeyBank National Association, as agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Article 16. The Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Article 16 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof other than Sections 16.3.1(e), 16.3.5(c), and 16.3.9, provided that such provisions shall not materially increase the obligations or liabilities, or materially decrease the rights of Borrower or Guarantors under this Agreement or any of the other Loan Documents.
     16.1.2. Administration of Loan by Agent . The Agent shall be responsible for administering the Loans on a day-to-day basis. In the exercise of such administrative duties, the Agent shall use the same diligence and standard of care that is customarily used by the Agent with respect to similar loans held by the Agent solely for its own account. Each Lender delegates to the Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loans:
     (i) to fund Loans in accordance with the provisions of the Loan Documents, but only to the extent of immediately available funds provided to the Agent by the respective Lenders for such purpose;
     (ii) to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, the Borrower and, except for fees to which the Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;
     (iii) to keep and maintain complete and accurate files and records of all material matters pertaining to the Loans, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to the Agent; and
     (iv) to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loans and the rights and duties delegated hereinabove.
     16.1.3. Delegation of Duties . The Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact to Borrower, Guarantors or any Lender selected by it with reasonable care, except for the gross negligence or willful misconduct of such agent or attorney-in-fact.
     16.1.4. Exculpatory Provisions . Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible to Borrower, Guarantors or any Lender for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by the Borrower, any Guarantor or any of their respective officers or agents contained in this Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Agreement or the other Loan Documents; (iii) the state or condition of any properties of the Borrower or any other Obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrower; (iv) the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.
     16.1.5. Reliance by Agent . The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified to Borrower, Guarantors or Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action. The Agent shall in all cases be fully protected from Borrower, Guarantors and Lenders in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with any written request of the Lenders, and each such request of the Lenders, and any action taken or failure to act by the Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that the Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.
     16.1.6. Notice of Default . The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has actual knowledge of the same or has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders, provided, however, that the Agent shall not accelerate the Obligations or the indebtedness under this Agreement without the prior written consent of the Required Lenders.
     16.1.7. Lenders’ Credit Decisions . Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrower and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loans hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.
     16.1.8. Agent’s Reimbursement and Indemnification . The Lenders agree to reimburse and indemnify the Agent, ratably in proportion to their respective Commitments, for (i) any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under this Agreement or the other Loan Documents, (ii) any other expenses incurred by the Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.
     16.1.9. Agent in its Individual Capacity . With respect to its Commitment as a Lender, and the Loans made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower or any subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.
     16.1.10. Successor Agent . Agent may resign upon thirty (30) days prior written notice to Lenders and Borrower, and the Required Lenders, for good cause, may remove Agent at any time by giving thirty (30) days’ prior written notice to the Agent, the Borrower and the other Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. So long as no Default or Event of Default then exists, Borrower shall have the right to consent to such successor Agent in its reasonable discretion. If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation or the Required Lenders’ giving notice of removal, as the case may be, then the retiring Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Agent. Each such successor Agent shall be a financial institution which meets the requirements of an Eligible Assignee as set forth below. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged, from and after the appointment of a successor Agent, from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent’s resignation hereunder, the provisions of this Article 16 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.
     As used herein, the term “Eligible Assignee” shall mean any Person who is: (i) currently a Lender; (ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development

(“OECD”), or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.
     16.1.11. Duties in the Case of Enforcement . In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Required Lenders, and provided that the Lenders have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents respecting the foreclosure of mortgages and deeds of trust, the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Lenders. The Agent shall be fully protected, as Agent but not as a Lender, in so acting or refraining from acting upon the instruction of the Required Lenders, and such instruction shall be binding upon all the Lenders. The Required Lenders may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. The Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim actions permitted hereunder as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agent.
     16.2. Respecting Loans and Payments .
     16.2.1. Procedures for Loans . Agent shall give written notice to each Lender of each request for a Borrowing, by facsimile transmission, hand delivery or overnight courier, not later than 11:00 a.m. (Eastern Standard Time) three (3) Business Days prior to any Borrowing. Each such Request for Advance shall be accompanied by a written summary of the request for Borrowing and shall specify (a) the date of the requested Borrowing, (b) the aggregate amount of the requested Borrowing, and (c) each Lender’s Pro Rata share of the requested Loans. Each Lender shall, before 11:00 a.m. (Eastern Standard Time) on the date set forth in any such request for a Borrowing, make available to Agent, at an account to be designated by Agent at KeyBank, National Association in Cleveland, Ohio, in same day funds, each Lender’s ratable portion of the requested Loans. After Agent’s receipt of such funds and upon Agent’s determination that the applicable conditions to making the requested Loan have been fulfilled, Agent shall make such funds available to Borrower as provided for in this Agreement. Within a reasonable period of time following the making of such Loan, but in no event later than ten (10) Business Days following such Loans, Agent shall deliver to each Lender a copy of Borrower’s request for Loans. Promptly after receipt by Agent of written request from any Lender, Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of Borrower to Agent in support of the requested Loans.
     16.2.2. Nature of Obligations of Lenders . The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to fulfill that its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment as indicated beneath such Lender’s signature below, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment provided herein.
     16.2.3. Failure of a Lender to Fund . Should any Lender fail to make its Pro Rata share of the requested Borrowing available at the office of Agent prior to 10:00 A.M. (Eastern Standard Time) on the date of borrowing specified in the notice to such Lender, Agent shall notify Borrower of such default and, if Borrower so requests, Agent may, but shall not be obligated to, advance to Borrower on such Lender’s behalf, out of funds otherwise available to Agent, such Lender’s Pro Rata share of such Borrowing, or a portion thereof; provided, however, Agent shall not be authorized to make any such advance on behalf of any such Lender if prior to 11:00 A.M. (Eastern Standard Time) on such date of borrowing, Agent shall have received a written instrument signed by a duly authorized officer of such Lender revoking Agent’s authority hereunder or stating that such Lender’s Pro Rata share is not required to be advanced pursuant to Section 16.2.1. If Agent advances such Lender’s Pro Rata share of such Borrowing or a portion thereof as permitted hereby, Agent shall notify Borrower and such Lender of such funding by Agent on the date of funding and such Lender shall reimburse (or if such Lender fails to pay such amount as hereinafter provided, Borrower shall repay) Agent in full therefor within four (4) Business Days after the date of such Borrowing (or, in the case of Borrower’s repayment, within one Business Day after demand by Agent for payment), together with interest on the principal amount so advanced by Agent at a rate per annum equal to the interest rate payable by Borrower from time to time on such Borrowing or portion thereof while it is outstanding. Nothing contained in this Section 16.2.3 shall release any Lender from its obligation to fund its Pro Rata share of any requested Borrowing.
     16.2.4. Payments to Agent . All payments of principal of and interest on the Loans or the Note shall be made to the Agent by the Borrower or any other Obligor for the account of the Lenders in immediately available funds as provided in the Notes and this Agreement. The Agent agrees promptly to distribute to each Lender, on the same Business Day upon which each such payment is made, such Lender’s Pro Rata share of each such payment in immediately available funds, except as otherwise expressly provided herein. The Agent shall upon each distribution promptly notify Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender. Each payment to the Agent under the first sentence of this Section 16.2.4 shall constitute a payment by the Borrower to each Lender in the amount of such Lender’s Pro Rata share of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Agent without regard to whether or when the Agent makes distribution thereof as provided above. If any payment received by the Agent from the Borrower is insufficient to pay both all accrued interest and all principal then due and owing, the Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.
     16.2.5. Distribution of Liquidation Proceeds . Subject to the terms and conditions hereof, Agent shall distribute all amounts received by Agent and/or Lenders in the exercise of the rights and remedies under the Loan Documents (including but not limited to, all rents, profits proceeds and other Net Proceeds received by Agent and/or Lenders from the Properties or the liquidation of any Collateral, but not including any amount bid at a foreclosure sale or on behalf of Agent or otherwise credited to Borrower in, any deed-in-lieu of foreclosure or similar transaction (the “Liquidation Proceeds”)), in the order and manner set forth below:

First:	To Agent, towards any fees and any expenses for which Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to Agent.

Second:	To all applicable Lenders in accordance with their Pro Rata share based upon their respective Commitments until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to Agent and not theretofore paid to such Lenders.

Third:	To all Lenders in accordance with their Pro Rata share and to Key (or its affiliate) to satisfy any obligations under the Swap Contracts until all Lenders and Key have been paid in full all principal and interest due to such Lenders under the Loan and any Swap Contracts, with each Lender applying such proceeds for purposes of this Agreement first to accrued and unpaid interest due under the Loan; and then against the outstanding principal balance due to such Lender under the Loan and any Swap Contract.

Fourth:	To all applicable Lenders in accordance with their Pro Rata share until all Lenders have been paid in full all other amounts due to such Lenders under or related to the Obligations including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by Borrower under the Loan Documents.

Fifth:	To Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

Amounts received shall be credited on the Business Day on which immediately available funds are received prior to 2:00 P.M. Eastern Standard Time; payments received after 2:00 P.M. Eastern Standard Time shall be credited on the next Business Day. Distributions of Liquidation Proceeds shall be made from Agent to Lenders on the same Business Day on which amounts received are credited as being received by Agent.
     16.2.6. Adjustments . If, after Agent has paid each Lender’s Pro Rata share of any payment received or applied by Agent in respect of the Obligations, that payment is rescinded or must otherwise be returned or paid over by Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Agent’s request, promptly return its Pro Rata share of such payment or application to Agent, together with the Lender’s Pro Rata share of any interest or other amount required to be paid by Agent with respect to such payment or application.
     16.2.7. Setoff . If Agent (whether acting as Agent or in its individual capacity as a Lender), shall exercise any right of setoff against a deposit balance or other account of the Borrower held by Agent on account of the obligations of the Borrower under this Agreement, then the Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Agreement.
     16.2.8. Distribution by Agent . If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Note or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its Pro Rata Share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.
     16.2.9. Delinquent Lender . If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Agent its Pro Rata share of any Loans, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Agent, other Lenders, the Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective Pro Rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Pro Rata share of any Loans or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.
     The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, Pro Rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (a “Future Commitment”). Upon any such purchase of the Pro Rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Pro Rata share of a Loan or to otherwise perform its obligations under the Loan Documents.
     16.2.10. Holders . The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
     16.3. Assignment and Participation .
     16.3.1. Conditions to Assignment by Lenders . Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the same portion of the Loans at the time owing to it and the Note held by it), upon satisfaction of the following conditions: (a) each of the Agent and the Borrower shall have given its prior written consent to such assignment (provided that, in the case of the Borrower, such consent will not be unreasonably withheld, conditioned or delayed and shall not be required if a Default or Event of Default shall have occurred and be continuing); (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) each assignment shall be in an amount that is at least $5,000,000 and is a whole multiple of $500,000, (d) each Lender which is a Lender at the time of such assignment shall retain, free of any such assignment, an amount of its Commitment of not less than $5,000,000 (this requirement shall not apply if an Event of Default exists) and in the case of Key the amount retained by Key will be larger than any other Lender, and (e) the parties to such assignment shall execute and deliver to the Agent, with a copy to Borrower, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit G hereto (an “Assignment and Acceptance”), together with any Note subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 16.3.3, be released from its obligations under this Agreement, with respect to the amount assigned, from and after the date of such assignment. Prior to any Lender assigning any portion of its interest to any Non-U.S. Lender, such Lender shall give to Borrower thirty (30) days prior notice of such assignment.
     16.3.2. Certain Representations and Warranties; Limitations; Covenants . By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:
     (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;
     (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its subsidiaries or any other person or entity primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other person or entity primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
     (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements provided by the Borrower as required by the terms of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
     (iv) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
     (v) such assignee represents and warrants that it is an Eligible Assignee;
     (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;
     (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and
     (viii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.
     16.3.3. Register . The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,000.
     16.3.4. New Notes . Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within three (3) Business Days after receipt of such notice, the Borrower, at such Eligible Assignee’s expense (not to exceed $500), shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.
     16.3.5. Participations . Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in a minimum amount of $5,000,000 (this requirement shall not apply if an Event of Default exists), (b) each participant shall meet the requirements of an Eligible Assignee, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, and (d) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.
     16.3.6. Disclosures . The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree in writing (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.
     16.3.7. Miscellaneous Assignment Provisions . Any assigning Lender shall retain its rights to be indemnified hereunder with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 16.3.7 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
     16.3.8. Assignment by Borrower . The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent Agent and all Lenders.

     16.3.9. Non-U.S. Lenders . Each Lender (or, if such Lender is a disregarded entity for United States federal income tax purposes, the Person treated, for United States federal income taxes, as the owner of the assets of such Lender) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Borrower and Agent (a) two copies of either United States Internal Revenue Form W-8BEN or W-8ECI (or applicable successor forms) properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on payments by Borrower. Such Non-U.S. Lender under this Agreement and the other Loan Documents, and (b), or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” a Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office. Notwithstanding any other provision of this Agreement or the Loan Documents, any amounts required by law to be withheld from payments to a Non-U.S. Lender shall be withheld by Agent or Borrower (as applicable) and promptly remitted to the appropriate taxing authority.
     16.4. Administrative Matters .
     16.4.1. Amendment, Waiver, Consent, Etc. . No term or provision of this Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent to any material change, waiver, discharge, termination of any term or provision of this Agreement or any other Loan Document be given, unless (a) such term or provision provides only for the consent or approval of the Agent, (b) such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders or (c) it is otherwise permitted pursuant to the terms hereof. Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Delinquent Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:
     (i) has the effect of (a) extending the final scheduled maturity or the date of any amortization payment of any Loan or Note, (b) reducing the rate or extending the time of payment of interest or fees thereon, (c) increasing or reducing the principal amount thereof, or (d) otherwise postponing or forgiving any indebtedness thereunder,
     (ii) releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Loan Documents,
     (iii) amends, modifies or waives any provisions of this Section 16.4,

     (iv) reduces the percentage specified in the definition of Required Lenders,
     (v) except as otherwise provided in the Agreement, changes the amount of any Lender’s Commitment, or
     (vi) releases or waives any guaranty of the Obligations or indemnifications provided in the Loan Documents and provided, further, that without the consent of the Agent, no such action shall amend, modify or waive any provision of this Article 16 or any other provision of any Loan Document which relates to the rights or obligations of the Agent.
     16.4.2. Deemed Consent or Approval . With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if the Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:
“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE AGENT AND RECITED ABOVE,”
and if the foregoing legend is included by the Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to the Agent within ten (10) calendar days of such Lender’s receipt of such notice.
     16.4.3. Amendments to Swap Contracts . Notwithstanding any contrary provision of this Section 16.4, the documents evidencing Swap Contracts may be amended, or rights or privileges thereunder waived, in a writing executed solely by the respective parties thereto.
     16.5. Patriot Act . Agent hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Agent is required to obtain, verify and record information that identifies

Borrower, which information includes the name and address of Borrower and other information that will allow Agent to identify Borrower in accordance with the Patriot Act.
(Signatures on next page.)

     IN WITNESS WHEREOF this Agreement has been duly executed and delivered as an instrument under seal as of the date set forth above.

BORROWER:	TNP STRATEGIC RETAIL OPERATING PARTNERSHIP, LP, a Delaware limited partnership

	By	/s/ Anthony W. Thompson

	Print Name:	Anthony W. Thompson
	Title:	Chief Executive Officer

AGENT AND LENDER:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ Christopher T. Neil

Christopher T. Neil
Vice President

Commitment: $15,000,000

Acknowledged and agreed to with respect to its obligations set forth in this Agreement:

GUARANTORS:	TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation

	By:	/s/ Anthony W. Thompson

	Print Name:	Anthony W. Thompson

	Title:	Chief Executive Officer

THOMPSON NATIONAL PROPERTIES, LLC, a Delaware limited liability company

	By:	/s/ Anthony W. Thompson

	Print Name:	Anthony W. Thompson

	Title:	Chief Executive Officer

/s/ Anthony W. Thompson

Anthony W. Thompson
[Revolving Credit Agreement]

EXHIBITS

			Section
			Reference
			Number
Exhibit A	-	Definitions	1.1

Exhibit B	-	Entities	1.3

Exhibit C	-	Properties Owned by Entities and Property Level Debt	1.4

Exhibit D	-	Authorized Representatives	4

Exhibit E	-	Environmental Reports	8.7

Exhibit F	-	Owners of Borrower	1.2

Exhibit G	-	Form of Assignment and Acceptance Agreement	16.3.1

Exhibit H	-	Quarterly Compliance Certificate	9.2.2

Exhibit I	-	Request for Advance	7.18

Exhibit J	-	Reportable Litigation	9.1.2

Exhibit K	-	Direction Letter	2.3.1
Schedules

Schedule 8.12	ERISA matters	8.12

EXHIBIT A TO REVOLVING CREDIT AGREEMENT
DEFINITIONS
Acquisition Cost means, with respect to the acquisition of a Property, Proposed Property or the Equity Interests of an Entity owning such Property (as applicable), the Contract Sales Price paid for such Property, Proposed Property or Equity Interests (as applicable), plus actual out-of-pocket expenses that are paid to unrelated third parties in connection with the closing of such acquisition, including without limitation, attorneys’ fees, recording fees, documentary stamps, real estate brokers’ commissions and real estate tax adjustments incident to the closing of such sale; all as evidenced on a settlement or closing statement delivered to, and approved by, Agent.
Additional Property means any real property owned, directly or indirectly by Borrower, the REIT or an Entity, and which is acquired without the use of proceeds of a Loan under this Agreement. Collectively, the term “Additional Properties” refers to all of the foregoing.
Agent as defined in the Preamble.
Agent’s Consultant as defined in Section 5.1.
Aggregate Debt Service Coverage Ratio means, as of the applicable date of determination, the ratio of: (a) Net Operating Income derived from (i) each Funded Property; plus (ii) each Unfunded Property; plus (iii) the Proposed Property; divided by (b) Debt Service on (i) all Property Loans related to each Funded Property, plus (ii) all Property Loans related to each Unfunded Property, plus (iii) the Proposed Property Loan; plus (iv) the Obligations (after giving effect to any requested Borrowing for the applicable Proposed Property), in each case measured as of the expiration of the immediately preceding fiscal quarter.
Aggregate Loan to Value Ratio means, as of the date of determination, the ratio of (a) the aggregate outstanding principal balance of (i) all Property Loans related to any Funded Property (or Equity Interests in an Entity directly or indirectly owning such Funded Property), plus (ii) all Property Loans related to any Unfunded Property (or Equity Interests in an Entity directly or indirectly owning such Unfunded Property), plus (iii) the Proposed Property Loan, plus (iv) the then outstanding principal balance of the Obligations (after giving effect to any requested Borrowing for the applicable Proposed Property) divided by (b) the Aggregate Value.
Aggregate Value means the sum of the Individual Values.
Agreement as defined in the Preamble.
Appraised Value means, as of the applicable date of determination, the “as-is” appraised value of the applicable Property or Proposed Property, as determined by the most recent appraisal delivered by Borrower and approved by Agent.
Approved Leases as defined in Section 9.6.2.

Assignment and Acceptance as defined in Section 16.3.1.
Authorized Representatives as defined in Section 4. and listed on Exhibit D.
Available Loan Amount means, as of any date of determination, the lesser of (a) the aggregate Commitments or (b) an amount such that: (i) the Aggregate Loan to Value Ratio is equal to or less than (x) eighty percent (80%), during the period commencing on the date of this Agreement through and including March 31, 2010, (y) seventy-five percent (75%) during the period commencing on April 1, 2010 through and including June 30, 2010, and (z) seventy percent (70%) for the period commencing July 1, 2010 and continuing to the Maturity Date; and (ii) the Aggregate Debt Service Coverage Ratio is at least 1.30 to 1.00
Borrower as defined in the Preamble.
Borrower Collateral as defined in Section 3.1.1.
Borrower Entity means, as of the date of determination (a) any Subsidiary of the Borrower, (b) any Person in which the Borrower owns or holds any Equity Interests, whether directly or indirectly, and (c) any Subsidiary of any Entity, Subsidiary or Person set forth in subsections (a) and (b), of this definition which directly or indirectly owns or holds and interest in (x) any Property or (y) any Equity Interests in any Person owning or holding an interest in a Property. Collectively, the term “Borrower Entities” refers to all of the foregoing.
Borrower Pledge Agreement as defined in Section 3.1.1
Borrowing means a disbursement made by Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.
Broker as defined in Section 8.16.
Business Day shall mean: a day other than Saturday, Sunday or a day on which banks are required or authorized by law to close in the Cities of Boston, Massachusetts, New York, New York, or Cleveland, Ohio and, if the applicable Business Day relates to any LIBOR Loan, any day on which dealings are carried on in the London Interbank Market and banks are open for business in London. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day which is a Business Day. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of such calendar month.
Capital Event means, (a) with respect to the REIT, any Equity Issuance by the REIT and (b) with respect to the Borrower, any Equity Issuance by the Borrower, and (c) with respect to either the Borrower or the REIT (as applicable), (i) the sale or refinancing of any of Borrower’s assets, the sale or refinancing of any Equity Interests in the Entities owned directly or indirectly by Borrower and/or the REIT, (ii) so long as an Event of Default is not continuing hereunder, the sale or refinancing of a Funded Property or the collection of insurance or condemnation proceeds due to the occurrence of any damage or destruction to a Funded Property by reason of fire or other hazard or casualty or any condemnation for public use of a Funded Property, (iii) during the continuance of an Event of Default, the sale or refinancing of a Property or the collection of insurance or condemnation proceeds due to the occurrence of any damage or destruction to a Property by reason of fire or other hazard or casualty or any condemnation for public use of a Property, (iv) the collection (in full or settlement) of any Property Loan, or (v) the Borrower’s (and/or the REIT’s) receipt of any proceeds of any Excluded Rights (as defined in the Pledge Agreement).
Casualty as defined in Section 14.1.
Code means the Internal Revenue Code of the United States of America, as in effect from time to time.
Collateral as defined in Section 3.1.3.
Commitment means, for any Lender, its obligation to make Loans up to the maximum principal amount as indicated beneath such Lender’s signature on the signature page to this Agreement (or in an Assignment and Acceptance Agreement executed by such Lender). “Commitments” means the aggregate amount of all Commitments.
Consultant as defined in Section 5.1.
Contract Sales Price means the agreed upon purchase price for the Property, the Proposed Property or the Equity Interests (as applicable) as set forth in the purchase and sale agreement, contract or other agreement by which Borrower or an Entity acquires the Property, the Proposed Property or Equity Interests (as applicable), from a seller, prior to giving effect to any deduction or adjustment to such purchase price.
Debt Service means, as of the date of determination, the regularly scheduled principal and interest payments on the Obligations, the Property Loan and/or the Proposed Property Loan (as applicable) other than any balloon, bullet, early repayment or similar principal payment which repays the Obligations (or the applicable indebtedness) in full.
Default as defined in Section 11.1.
Default Rate as defined in the Notes.
Delinquent Lender as defined in Section 16.2.9.
Direction Letter means that certain letter by the REIT to the Escrow Agent, authorizing the Escrow Agent to disburse Net Proceeds from any Equity Issuance directly to the Agent, and which Direction Letter is in the form of Exhibit K attached to this Agreement.
Dispute means any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

Distribution Account as defined in the Borrower Pledge Agreement.
Distribution Termination Default means (a) any Event of Default and (b) any Default that: (i) is related to the failure of the Borrower to timely make any payment of interest, principal or other amounts then due and owing hereunder or under any of the Loan Documents, (ii) is related to the breach of any financial covenants of the Guarantors set forth in this Agreement, the Guaranty or any of the Loan Documents, whether prior to the making of such distribution or which would arise after giving effect to such distribution, or (iii) is considered material by Agent (in Agent’s sole discretion).
Dollars shall mean lawful money of the United States.
Eligible Assignee as defined in 16.1.10.
Entity or Entities means collectively, each Borrower Entity and REIT Entity, or individually, any Borrower Entity and/or REIT Entity, as the context may require.
Entity Consents as defined in Section 3.5.
Enforcement Action means any action to enforce the Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, exercise of setoff or recoupment or otherwise).
Environmental Legal Requirements shall mean all laws, regulations, judgments, licenses or other governmental restrictions relating to the protection of the environment or the release of so-called “hazardous materials” into the environment.
Environmental Reports means those environmental reports more particularly described on Exhibit E attached hereto, true and correct copies of which have been delivered to Agent.
Equity Interest means, with respect to any Person, any limited liability company interests, membership interests, general partnership interests, limited partnership interests, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
Equity Issuance means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

ERISA and ERISA Plan each as defined in Section 8.12.
Escrow Agent means CommerceWest Bank, NA, a national banking association.
Escrow Agreement means that certain Escrow Agreement dated as of July 9, 2009 between the REIT and the Escrow Agent, as amended from time to time.
Event of Default as defined in Section 11.1.
Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
Fair Market Value means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
Full Payment means with respect to any Obligations, the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding).
Funded Property means any real property owned, directly or indirectly by Borrower, the REIT or an Entity, and which is acquired through the use of proceeds of a Loan under this Agreement. Collectively, the term “Funded Properties” refers to all of the foregoing.
Future Commitment as defined in Section 16.2.9.
GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
Governmental Authority means any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
Guarantors means TNP Strategic Retail Trust, Inc., a Maryland corporation, Thompson National Properties, LLC, a Delaware limited liability company, and Anthony W. Thompson, an individual. The term “Guarantor” means any of the foregoing, individually.
Guaranty as defined in Section 3.1.2.
Hazardous Materials shall mean all materials which are defined, described or identified as hazardous or toxic materials, wastes and substances in applicable Environmental Legal Requirements, specifically excluding such materials as are customarily used in properties of a similar type in accordance with applicable Environmental Legal Requirements.
Indemnified Party as defined in Section 9.15.
Individual Value means with respect to (x) each Funded Property (y) each Unfunded Property and (z) the Proposed Property, an amount designated as the lesser of: (a) the Acquisition Cost or (b) the Appraised Value of each such Funded Property, Unfunded Property or Proposed Property, (as applicable).
Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.
Insolvency Proceeding means the occurrence of any event described in Section 11.1.3 of this Agreement.
IRS means the Internal Revenue Service of the United States of America.
Key as defined in the Preamble.
Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.
Lenders as defined in the Preamble.
LIBOR Loan shall mean a Loan bearing interest at the LIBOR Rate (as defined in the Note).
Licenses and Permits shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, or by a private party pursuant to a Permitted Title Exception, and including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Properties.
Lien means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.
Liquidation Proceeds as defined in Section 16.2.5.
Loan means a loan made pursuant to Section 2 of this Agreement, and any Protective Advance.
Loan Documents as defined in Section 3.2.
Maturity Date means the earliest of: (a) the Stated Maturity Date or (b) the date upon which Agent declares the Obligations due and payable after the occurrence of an Event of Default.
Negative Pledge means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.
Net Operating Income means, for any Property (or with respect to a Proposed Property, as applicable) and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including recurring revenue (such as parking revenue), proceeds of rent loss or business interruption insurance but excluding any income or revenues related to the exercise of any early termination or contraction options, pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) depreciation, amortization and all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance or other expenses incurred periodically) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of Borrower or any Entity and any property management fees).
Net Proceeds means the total net proceeds directly or indirectly received or to be received by Borrower or the REIT (i.e. received by Borrower or the REIT or, to the extent of Borrower’s or the REIT’s ownership therein, by an Entity owned by Borrower or the REIT) from or with respect to a Capital Event. The net proceeds actually received by Borrower, the REIT or an Entity or available for distribution by an Entity, the Borrower or the REIT from or with respect to a Capital Event shall be calculated as follows:
     (a) with respect to a sale or refinancing of a Property, the net proceeds shall be calculated as the sum of the gross proceeds less all customary and reasonable broker’s fees, prorations, taxes, other costs, expenses or obligations payable in connection with the closing, and proceeds used to pay down Property Level Debt or which are required to be placed in escrow by a Property Lender, in each case in accordance with the terms of the Property Loan Documents for such Property;
     (b) with respect to any casualty or condemnation related to a Property, the net proceeds shall be calculated as the total of all proceeds received by the Entity in connection therewith less proceeds used for repair or restoration and other costs incurred in connection with such casualty, or to repay the related Property Loan or which are required to be placed in escrow by a Property Lender, in each case in accordance with the terms of the Property Loan Documents for such Property;
     (c) with respect to any Equity Issuance by the REIT, the net proceeds shall be calculated as the sum of the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of the REIT being converted or exchanged in connection with such Equity Issuance) received by the REIT in respect of such Equity Issuance less of (i) investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by the REIT in connection with such Equity Issuance and less (ii) distributions permitted under Section 9.7.2 of this Agreement,
     (d) with respect to any Equity Issuance by the Borrower, the net proceeds shall be calculated as the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of the Borrower being converted or exchanged in connection with such Equity Issuance) received by the Borrower in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by the Borrower in connection with such Equity Issuance.
Non-U.S. Lender as defined in Section 16.3.9.
Note and Notes as defined in Section 3.2.
Notice Event as defined in Section 9.20 of this Agreement.
Notice Period as defined in Section 9.20 of this Agreement.

Obligations means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
Obligor means each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.
Participant as defined in Section 15.14.
Permitted Additional Debt as defined in Section 9.6.4.
Permitted Distributions as defined in Section 9.7.2.
Permitted Title Exceptions shall mean (i) all exceptions disclosed on the title insurance policy obtained by an Entity with respect to the applicable Property other than new mortgages or other financings except for Permitted Additional Debt; and (ii) other restrictions, easements and minor irregularities in title which do not and are not reasonably anticipated to materially interfere with the occupation, use and enjoyment by the Entities of the Properties in the normal course of their business as presently conducted or anticipated to be developed or used, or materially impair the value of such Properties for the purpose of such business. Permitted Title Exceptions shall include mortgages, deeds of trust and related documents only to the extent that the amount of the debt secured thereby is listed in financial information given to Agent prior to the date hereof or any future debt that is disclosed to Agent and is permitted pursuant to the terms of this Agreement.
Permitted Transactions as defined in Section 9.6.2.
Permitted Transfers as defined in Section 9.6.3.
Person any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
Pledge Agreement as defined in Section 3.1.3.
Pledge Agreement Addendum has the meaning set forth in the Pledge Agreements.
Property means collectively, each Funded Property, Unfunded Property and Additional Property, and individually, any Funded Property, Unfunded Property and/or Additional Property, as the context may require.
Property Lender shall mean a lender under any of the Property Loan Documents.

Property Level Debt means, collectively, the Property Loans and other indebtedness secured by pledges of ownership interests in the Entities.
Property Loan Amount means (a) in the case of a Proposed Property Loan that is in existence prior to the date of the acquisition of the Proposed Property, the then outstanding balance of such existing Proposed Property Loan or (b) in the case of a new Proposed Property Loan to be entered into in connection with (or to otherwise finance) the acquisition of the Proposed Property, the outstanding balance of such Proposed Property Loan as of the closing of the acquisition of such Property.
Property Loans as defined in Section 1.4.2, as evidenced by the Property Loan Documents.
Property Loan Documents as defined in Section 1.4.2.
Pro Rata means, with respect to any Lender, the percentage obtained by dividing (i) such Lender’s Commitment (in each case, as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) by (ii) the aggregate amount of all of the Commitments then outstanding.
Proposed Entity means the Person that either owns or will acquire the Proposed Property, or any interest in the Proposed Property.
Proposed Property means any real property and improvements, not owned by either Borrower or an Entity, for which the Borrower has requested a Borrowing in order to either acquire (a) such real property and improvements (or any interest therein) or (b) Equity Interests in a Proposed Entity.
Proposed Property Loan means either (a) any loan, financing arrangement and/or debt secured by an existing mortgage on the Proposed Property or (b) any loan, financing arrangement and/or debt to be secured by a mortgage on the Proposed Property in connection with the Proposed Entity’s acquisition of such Proposed Property (or interest in such Proposed Property).
Proposed Property Loan Documents means the loan documents and related agreements executed by a Proposed Entity in connection with a Property Loan.
Proposed Property Requirements as defined in Section 2.7.1.
Protective Advance as defined in Section 2.1.5.
Register as defined in Section 16.3.3.
REIT means TNP Strategic Retail Trust, Inc., a Maryland corporation.
REIT Collateral as defined in Section 3.1.3.
REIT Election means, the election by the REIT to be treated as a real estate investment trust under and pursuant to the Code and any applicable Department of Treasury Regulations.

REIT Entity means, as of the date of determination (a) any Subsidiary of the REIT, (b) any Person in which the REIT owns or holds any Equity Interests, whether directly or indirectly including, without limitation, the Borrower, and (c) any Subsidiary of any Entity, Subsidiary or Person set forth in subsections (a) and (b), inclusive, of this definition; and which (in the case of (a), (b) or (c) hereof), directly or indirectly owns (x) any Property or (y) any Equity Interests in any Entity, Subsidiary or other Person owning a Property. Collectively, the term "REIT Entities” refers to all of the foregoing.
REIT Pledge Agreement as defined in Section 3.1.3.
Reportable Event as defined in Section 8.12.
Reportable Litigation as defined in Section 9.1.2.
Request for Advance means a written request for an advance of Loan proceeds in the form of Exhibit I attached hereto.
Required Lenders means Lenders whose Pro Rata shares, in the aggregate, are at least sixty-six and two-thirds percent (66 2/3%); provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and any such failure has not been cured as provided in Section 16.2.9, then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Delinquent Lenders and all Lenders whose failure to fund their respective Pro Rata shares of such Loans have not been so cured) whose Pro Rata shares represent at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Pro Rata shares of such non-defaulting Lenders.
Restricted Entity as defined in Section 9.17.
State as defined in Section 15.6.1.
Shortfall Amount as defined in Section 2.12.
Stated Maturity Date: means November 12, 2010.
Statement as defined in Section 15.17.
Subsidiary means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power for the election of directors or other individuals performing similar functions of such corporation, partnership, joint venture, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or the management of which is otherwise controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Swap Contract shall mean any interest rate swap agreement, cap, collar, or other interest rate protection agreement between Borrower and Key (or its affiliates), whether or not in writing, relating to the Loan and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Thompson means Anthony W. Thompson, an individual.
TNP means Thompson National Properties, LLC, a Delaware limited liability Company.
Unfunded Property means any real property owned, directly or indirectly by Borrower, the REIT or an Entity, and which is acquired (a) without the use of proceeds of a Loan under this Agreement and (b) after such real property or Equity Interests (as applicable) were approved by the Agent pursuant to the provisions of Section 2.7 of this Agreement. Collectively, the term “Unfunded Properties” refers to all of the foregoing.